Exhibit 10.26

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT OF KBS SOR II Q&C PROPERTY JV, LLC

by and between

EH Q&C, LLC, a
Delaware limited liability company

and

KBS SOR II Q&C JV, LLC, a
Delaware limited liability company

Dated: October 12, 2015

LIMITED LIABILITY COMPANY AGREEMENT OF KBS SOR II Q&C PROPERTY JV, LLC

This LIMITED LIABILITY COMPANY AGREEMENT OF KBS SOR II Q&C PROPERTY JV, LLC (this "Agreement"), is entered into effective as of October 12, 2015, by and between EH Q&C, LLC, a Delaware limited liability company (“JV Member”), and KBS SOR II Q&C JV, LLC, a Delaware limited liability company (“KBS”). JV Member and KBS are hereinafter referred to collectively as the "Members" and each individually as a "Member." JV Member has been appointed as the initial “Managing Member” of the Company pursuant to Section 2.01(a) below.
RECITALS:
WHEREAS, the Members formed KBS SOR II Q&C Property JV, LLC, a Delaware limited liability company (the "Company"), for the purpose of purchasing the Queen & Crescent Hotel located in New Orleans, Louisiana (the “Hotel”), from AGRE NV Q&C Property Owner LLC, a Delaware limited liability company (“Seller”) pursuant to that certain Contract of Sale, dated as of October 12, 2015 (the “Purchase Agreement”), between Seller and KBS SOR II Q&C Property, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Property Owner LLC”). As used in this Agreement, the term “Hotel” shall include the Hotel located on the Property and, to the extent provided in the Purchase Agreement, (1) all restaurants, lounges, ballrooms, meeting rooms, recreation facilities and other related amenities and all related improvements and equipment, (2) all furniture, fixtures and equipment, inventories and operating equipment now or hereafter placed or installed thereon, and (3) all arrangements whereby the Hotel benefits from the ability to park cars of Hotel guests and employees offsite.
WHEREAS, at the closing of the acquisition of the Hotel pursuant to the Purchase Agreement (the “Property Closing”), the Company shall cause Property Owner LLC to enter a master lease (the “Master Lease”), in form and substance as provided for in Section 2.11(a) below, with KBS SOR II Q&C Operations, LLC, a Delaware limited liability company (“Master Tenant”), pursuant to which Property Owner LLC will lease the Hotel to Master Tenant. The Master Lease requires that the Hotel be operated by an independent hotel operator (the “Hotel Manager”). The initial Hotel Manager will be Encore Hospitality, LLC.
WHEREAS, the Members presently anticipate that, at the Property Closing, the Company will obtain a mortgage loan from a lender acceptable to the Members (“Lender”).
WHEREAS, the Members are entering into this Agreement to establish their respective rights and obligations with respect to the Company.

ARTICLE I
1.01.    Formation; Capitalized Terms. The Company was formed under the provisions of 6 Delaware Code §§18 101, et. seq., Delaware Limited Liability Code, as hereafter amended from time to time (the “Act”) pursuant to this Agreement and the filing of that certain Certificate of Formation dated October 9, 2015.
1.02.    Name of Company; Registered Agent; Members. The name of the Company is KBS SOR II Q&C PROPERTY JV, LLC. The principal office of the Company in the State of Delaware, and the name and address of the registered agent of the Company in the State of Delaware, shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, until changed by Managing Member with written notice to all of the Members. The names and addresses of the Members are set forth on Exhibit A attached hereto. The organizational structure of the Company and any subsidiaries directly or indirectly owned by the Company, including Property Owner LLC (each, a “Subsidiary” and collectively, the “Subsidiaries”), as of the date hereof, is as set forth on Exhibit B attached hereto. The ownership interests of the Members in the Company shall not be certificated interests, unless otherwise determined by Managing Member.
1.03.    Nature of Business. The express, limited and only purposes of the Company shall be (i) to directly or indirectly acquire, own, lease, hold for long-term investment, sell, exchange, dispose of and otherwise realize the economic benefit from the Hotel and the Property on which the Hotel is located (the “Property”), including the improvements currently and as from time to time may be located on the Property (collectively, the “Improvements”) (the Property and the Improvements shall sometimes be collectively referred to as the “Project”), and (ii) to conduct such other activities with respect to the Project as are appropriate to carrying out the foregoing purposes and to do all things incidental to or in furtherance of the above-enumerated purposes. The Company shall not engage in any other business or activity, unless such other business or activity has been approved as a Major Decision. For purposes of this Agreement, the terms “Project” and “Hotel” are used interchangeably.
1.04.    Term of Company. The term of the Company commenced on the date the Certificate of Formation for the Company was filed with the Office of the Delaware Division of Corporations Secretary of State and shall continue until dissolved pursuant to Article VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate of Formation.
1.05.     Purchase Agreement. JV Member acknowledges that KBS has informed JV Member that KBS will not authorize Property Owner LLC to exit due diligence under the Purchase Agreement unless and until KBS has completed a so-called “Section 3-05 Audit” under Rule 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission. The Purchase Agreement provides for certain conditions to Property Owner LLC’s obligation to close, including the absence of certain specified defaults by Seller (“Buyer Closing Conditions”). The decision as to whether each of such conditions have been satisfied as of the closing date under the Purchase Agreement shall be made by the Members, in accordance with and subject to the following:

(a)    Both Members Desire to Terminate. If both Members determine that any of the Buyer Closing Conditions have not been satisfied (after expiration of any notice and cure periods) and neither Member desires to close over any unsatisfied Buyer Closing Conditions, Managing Member shall deliver to Seller a termination notice under the Purchase Agreement and seek a return of the Deposit (as such term is defined under the Purchase Agreement) and thereafter cause the Company to be dissolved pursuant to Article VIII.
(b)    KBS Desires to Continue. If KBS has notified JV Member in writing that it desires to close over any unsatisfied Buyer Closing Conditions and JV Member has notified KBS in writing of its desire to terminate the Purchase Agreement, then KBS shall have the right, in its sole and absolute discretion, to elect to (A) direct JV Member to deliver to Seller a termination notice under the Purchase Agreement and seek a return of the Deposit and thereafter cause the Company to be dissolved pursuant to Article VIII, or (B) deliver written notice to JV Member requiring JV Member to withdraw from the Company. If KBS elects to deliver a notice pursuant to clause (B), then KBS shall thereupon reimburse JV Member for the amount of the sum of (x) JV Member's Pursuit Costs (defined below) and (y) the portion of the Deposit then posted by JV Member (and not previously reimbursed by KBS) and KBS shall therafter be free to cause Property Owner LLC or an Affiliate (defined below) of KBS to consummate the Property Closing without JV Member being a Member of the Company or otherwise a party to such transaction. As used in this Agreement, the term “Affiliate” shall mean, with respect to a specified individual, partnership, corporation, limited liability company, trust, estate, joint venture, association, company or other legal entity (a “Person”), (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with, the specified Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of or other ownership interests in the specified Person, (iii) any officer, director or Member of the specified Person, (iv) if the specified Person is an individual, any entity for which such Person acts as an officer, director, partner or member, or (v) any entity in which the specified Person (together with the members of his family if the Person in question is an individual) owns, directly or indirectly through one or more intermediaries an interest in any class of stock (or other beneficial interest in such entity) of ten percent (10%) or more. Bharat Sangani and Patrick Barber (each, a “JV Member Principal” and collectively, the “JV Member Principals”) shall be deemed “Affiliates” of JV Member. The JV Member Principals and Glenn Pedersen shall sometimes be referred to herein individually as a “JV Member Key Person” and collectively, the “JV Member Key Persons”). Any reference in this Agreement to a “Person and an Affiliate” shall be deemed to refer to such Person and an Affiliate of such Person and any references in this Agreement to a “Person or an Affiliate” shall be deemed to refer to such Person or an Affiliate of such Person.
(c)    JV Member Desires to Continue. If JV Member has notified KBS in writing that it desires to close over any unsatisfied Buyer Closing Conditions and KBS has notified JV Member in writing of its desire to terminate the Purchase Agreement, then JV Member shall have the right, in its sole and absolute discretion, to elect to (A) deliver to Seller a termination notice under the Purchase Agreement and seek a return of the Deposit and thereafter cause the Company to be dissolved pursuant to Article VIII, or (B) deliver written notice to KBS requiring KBS to withdraw from the Company. If JV Member elects to deliver a notice pursuant to clause (B), then JV Member shall thereupon reimburse KBS for the amount of the sum of (x) KBS's Pursuit Costs, and (y) the portion of the Deposit then posted by KBS (and not previously reimbursed by JV Member) and JV Member shall thereafter be free to cause Property Owner LLC or another Affiliate of JV Member to consummate the Property Closing without KBS being a Member of the Company or otherwise a party to such transaction.
(d)    Need to Extend for 3.05 Audit. Notwithstanding anything to the contrary in Section 1.05(c) above, JV Member and KBS will cooperate in good faith to attempt to obtain whatever extension of the closing date under the Purchase Agreement KBS reasonably requires in order to complete its Section 3-05 Audit. As part of such cooperation, JV Member and KBS shall, as additional capital contributions, provide their respective pro rata shares of any additional earnest money the seller requires to be deposited up to an additional amount of up to 10% of the Deposit then deposited under the Purchase Agreement in the aggregate as a condition to such extension. In the event that such additional earnest money is so deposited, and the Property Closing does not occur for any reason (other than any act or omission of JV Member that constitutes a default of this Agreement), and as a result of such state of facts such additional earnest money is not refunded to Property Owner LLC, then KBS shall reimburse JV Member the amount so contributed by JV Member. In the event that as a condition to such extension the seller requires a lump sum payment (as opposed to additional earnest money) that is not applicable to the purchase price at the Property Closing, KBS shall provide such funds and the same shall be deemed a capital contribution; provided that in no event shall the amount of such lump sum deposit exceed 10% of the Deposit then deposited under the Purchase Agreement.
For purposes of this Section 1.05, the silence of a Member shall be deemed to be a Member’s election not to waive the applicable Buyer’s Closing Conditions and to terminate the Purchase Agreement.
1.06.    Formation of Master Tenant/TRS Joint Venture and Other Pre-Closing Actions. The Members acknowledge that the Company will not authorize the consummation of the Property Closing unless and until each of the following have occurred (the “Additional Closing Conditions”): (A) the Members (or their respective Affiliates) have entered into the limited liability company agreement for KBS SOR II Q&C Operations JV, LLC in substantially the form of this Agreement (the “OpCo JV Agreement”) and the final form thereof shall have been approved by the Members in writing prior to the expiration of the due diligence period under the Purchase Agreement; (B) a hotel management agreement between Hotel Manager and Master Tenant has been executed in a form and substance mutually acceptable to Hotel Manager and Master Tenant (the “Hotel Management Agreement”) and the final form thereof shall have been approved by the Members and the respective counterparties in writing prior to the expiration of the due diligence period under the Purchase Agreement; (C) the Mortgage Loan with Lender has been approved by the Members pursuant to Section 2.02(d) below and is closing simultaneously with the Property Closing pursuant to loan documents approved by the Members pursuant to Section 2.02(d) below; (D) a franchise agreement (defined below) between Master Tenant and Hilton Hotels or Marriott International, as applicable (or one of their applicable affiliates) (“Franchisor”) has been executed in a form and substance mutually acceptable to Master Tenant and Franchisor (the “Franchise Agreement”) and the final form thereof shall have been approved by the Members and Franchisor in writing prior to the expiration of the due diligence period under the Purchase Agreement; and (E) the Master Lease between Property Owner LLC and Master Tenant has been executed in a form and substance mutually acceptable to Hotel Manager and Master Tenant and the final form thereof shall have been approved by the Members in writing prior to the expiration of the due diligence period under the Purchase Agreement. The Members shall each use, and cause their respective Affiliates to use, commercially reasonable, good faith efforts to (i) agree upon the final forms of the OpCo JV Agreement, the Hotel Management Agreement, the Master Lease and the Franchise Agreement and (ii) approve the Business Plan and initial Annual Budget (which shall contain (a) an overall operating and capital budget for each of the Company, its Subsidiaries, the Property Manager and the Master Tenant, and (b) an approved budget for the Member’s respective pre-formation and pre-closing expenses that are to be reimbursed by the Company at the Property Closing pursuant to Section 2.12(b) hereof) in accordance with Section 2.10 hereof, in each case prior to the expiration of the due diligence period under the Purchase Agreement, and that if any of such agreements or documents have not been so approved prior to the expiration of the due diligence period under the Purchase Agreement, then JV Member shall deliver a termination notice under the Purchase Agreement and seek a return of the Deposit and thereafter cause the Company to be dissolved pursuant to Article VIII. Similarly, if any of the Additional Closing Conditions are not satisfied as of the Property Closing, then JV Member shall deliver a termination notice under the Purchase Agreement and seek a return of the Deposit (if and to the extent such Deposit is refundable to the Property Owner LLC) and thereafter cause the Company to be dissolved pursuant to Article VIII; provided, however, that after the expiration of the due diligence period under the Purchase Agreement if the failure of the applicable Additional Closing Condition is a result of a failure of a Member or its Affiliate to execute and deliver its counterpart of the final OpCo JV Agreement, the Hotel Management Agreement, the Franchise Agreement or the Master Lease, as applicable, that was approved prior to the expiration of the due diligence period under the Purchase Agreement then, without waiving any other rights and remedies available to the non-defaulting Member under this Agreement as a result of such default, the non-defaulting Member shall have the right to elect to direct the JV Member deliver a termination notice under the Purchase Agreement and seek a return of the Deposit (if and to the extent such Deposit is refundable to the Property Owner LLC) and thereafter cause the Company to be dissolved pursuant to Article VIII.
ARTICLE II
MANAGEMENT OF THE COMPANY
2.01.    Management of the Company.
(a)    Managing Member. JV Member is hereby designated as the managing member of the Company ("Managing Member") and shall serve as Managing Member until the Company is dissolved or JV Member is removed as Managing Member in accordance with the terms of this Agreement. The Company shall be managed by Managing Member, who shall have all of the powers and privileges granted by this Agreement and who shall manage and administer the business and affairs of the Company in accordance with the Business Plan, the Annual Budget, this Agreement and applicable laws.
(b)    Specific Day to Day Rights, Powers and Duties of Managing Member. Managing Member shall devote such time to the Company and its business as shall be necessary for Managing Member to faithfully perform its duties and responsibilities under this Agreement, however, it is specifically understood and agreed that Managing Member and its members, managers, officers and directors and their Affiliates shall not be required to devote full time to the business of the Company. Managing Member's rights, powers, duties and responsibilities shall include, without limitation, the following with respect to the Project, all to be carried out in accordance with this Agreement:
(i)    Acquire, protect, and preserve the titles and interests of the Company and its Subsidiaries with respect to the Property as Managing Member deems to be in the best interests of the Company from time to time.
(ii)    Use commercially reasonable efforts to obtain and cause to be maintained all governmental and agency approvals, licenses, permits and other entitlements (“Licenses and Permits”) necessary for the ownership, operation, management and leasing of the Project except to the extent such Licenses and Permits are to be obtained by Master Tenant (it being agreed that liquor licenses for the Hotel will be held by Master Tenant) and/or Hotel Manager.
(iii)    Diligently work with Master Tenant to monitor and oversee (1) Hotel Manager’s management and operation of the Hotel under the Hotel Management Agreement and (2) Franchisor’s compliance with the Franchise Agreement. Managing Member shall provide advice and recommendations to KBS with respect to Hotel Manager’s and Franchisor’s operation of the Hotel and performance under the Hotel Management Agreement and Franchise Agreement, as applicable.
(iv)    Cause the Company or its applicable Subsidiary to engage, and coordinate the services of all employees, supervisors, architects, engineers, contractors, construction or development managers, accountants, attorneys, real estate brokers, advertising personnel and other persons engaged by the Company or any of its Subsidiaries with respect to the Project.
(v)    Monitor the performance of Master Tenant under the Master Lease and make recommendations to the Members with respect thereto.
(vi)    Oversee and supervise all work at the Project undertaken on behalf of the Company or any of its Subsidiaries, or to oversee and supervise any general contractors or construction managers engaged in accordance with this Agreement.
(vii)    Except to the extent such efforts require KBS’s approval as a Major Decision, use commercially reasonable efforts to enforce all of the Company’s rights and cause performance of all of the Company’s obligations arising in connection with any contract or agreement entered into in connection with the Project, excluding de minimis obligations where the cost to pursue the obligation exceeds the benefit to be gained.
(viii)    Deliver to the Members promptly upon its receipt, copies of all (i) notices or other written materials received by Managing Member in connection with any material dispute or material claims relating to the Project, (ii) summonses and complaints received by Managing Member served on the Company or any Subsidiary or Master Tenant, (iii) notices of default received by Managing Member under any mortgage loan secured by the Property or any portion thereof (a “Mortgage Loan”) or any other Financing (defined below), (iv) other non-ministerial notices received by Managing Member from Lender or any other holder of a Mortgage Loan (each, a “Mortgage Lender”) under any Mortgage Loan, (v) notices of default received by Managing Member from Franchisor under the Franchise Agreement or from the Hotel Manager under the Hotel Management Agreement, (vi) notices of default received by Managing Member from the Master Tenant under the Master Lease, (vii) notices of default received by Managing Member from tenants or the landlord under any leases of space at any Property, and (viii) other material written communications received by Managing Member from third parties with respect to the Company or any Subsidiary. To the extent that any of the notices or other written materials described in this Section 2.01(b)(viii) are received by KBS and not Managing Member, KBS shall deliver such notice and/or other written materials to Managing Member promptly upon its receipt thereof. As used in this Agreement, the term “Financing” shall mean any loan or indebtedness obtained by the Company or any of its Subsidiaries, including any Mortgage Loans, but excluding unsecured trade payables.
(ix)    Provide operating reports and financial statements in accordance with Article IX.
(x)    Notify KBS of such matters and render such reports to KBS from time to time as KBS may reasonably request in writing, including, without limitation, in all events not less frequently than monthly keeping KBS informed of material information received in writing by Managing Member relating to the Project by (1) notifying KBS in advance of public hearings and other proceedings of which Managing Member receives advance written notice relating to any existing or proposed entitlements, mapping, subdivision or material permits for the Project, and (2) promptly notifying KBS and promptly delivering to KBS copies of any written offers received by Managing Member to purchase or otherwise acquire the Project, or any interest therein, and of any written indications of interest, written invitations to deal or written solicitations of sales received by Managing Member, in each case which represent bona fide offers specifically tailored to the Project, and which shall specifically exclude generic or cold call type letters seeking to purchase properties generally. To the extent that any of the notices or other written materials described in this Section 2.01(b)(x) are received by KBS and not Managing Member, KBS shall deliver such notice and/or other written materials to Managing Member promptly upon its receipt thereof.
(xi)    Comply with the Annual Budget, as it may be modified and approved from time to time under Section 2.10 below and subject to the further provisions of this clause (xi). Except for expenditures made and obligations incurred, in each case as previously approved pursuant to the Annual Budget, Managing Member shall have no authority to make any expenditure or incur any obligation or liability on behalf of the Company or any Subsidiary. Subject to the Annual Budget, Managing Member shall not expend on behalf of the Company or any Subsidiary more than what it in good faith believes to be the fair and reasonable market value at the time and place of contracting for any goods purchased or services engaged on behalf of the Company or any Subsidiary. Subject to Section 2.01(d) below, Managing Member may enter into any contracts on behalf of the Company or any Subsidiary for goods purchased or services contemplated by the Annual Budget, if any; provided that such contracts shall be terminable by the Company or the applicable Subsidiary upon thirty (30) days’ notice and shall be for an amount not to exceed (i) the sum of $10,000 as to any single expenditure and (2) the sum of $50,000 annually (in each case, such expenditures may hereinafter be referred to as the "De Minimis Expenditures"). Any such contract that is either (1) not terminable by the Company or the applicable Subsidiary upon thirty (30) days’ notice or (2) for amounts that would exceed the De Minimis Expenditures threshold shall in each case require the prior written approval of KBS.
Notwithstanding the foregoing, the Members acknowledge that it is expected that Hotel Manager will procure the vast majority, if not all, the goods and services for the Project during the term of Hotel Management Agreement, and the limitations set forth in this Section 2.01(b)(xi) shall not apply to Hotel Manager (whose acts shall be governed by the Hotel Management Agreement) and the acts or omissions of Hotel Manager under the Hotel Management Agreement shall not be imputed to Managing Member.
(c)    Affiliate Agreements; Special Powers of KBS Regarding Affiliate Agreements.
(i)    JV Member, in its capacity as Managing Member, shall not cause the Company or any of its Subsidiaries to enter any agreement or other arrangement for the furnishing to or by the Company or any Subsidiary of goods or services or any other contract or agreement pursuant to which JV Member or any Affiliate or Related Person (defined below) will receive any benefit, or pay any fees or compensation to, itself or any Person that is an Affiliate of JV Member or a Related Person (an “Affiliate Agreement”), unless such agreement or arrangement has been previously approved in writing by KBS. JV Member shall not amend or modify or terminate any such Affiliate Agreement after the entry by the Company or any Subsidiary into such Affiliate Agreement without the prior consent of KBS. As used in this Agreement, the term “Related Person” shall mean any JV Member Principal and such JV Member Principal’s spouse and the ancestors, descendants, aunts, uncles or first cousins of such JV Member Principal, whether by birth or adoption.
(ii)    Notwithstanding anything to the contrary contained herein, KBS shall have the right, in its sole discretion upon prior written notice to JV Member, to take all actions on behalf of the Company with respect to: (A) the determination of the existence of any default by any Affiliate of JV Member under any Affiliate Agreements made between the Company and any Affiliate of JV Member, (B) the enforcement of all rights and remedies of the Company under any Affiliate Agreements made between the Company and any Affiliate of JV Member, and (C) termination of any Affiliate Agreements made between the Company and any Affiliate of JV Member (in each case of clauses (A), (B) and (C), subject to the terms and conditions set forth in such Affiliate Agreements for the nature of defaults, notice of defaults and applicable cure periods). JV

Member will cooperate in good faith with KBS in the exercise by KBS of the foregoing rights and actions hereunder.
(iii)    Nothing in this Section 2.01(c) shall be deemed to permit KBS to enter into any agreement or other arrangement in the name of and on behalf of the Company with any third party or any Affiliate of KBS relating to the Hotel in any circumstance, unless KBS has duly replaced JV Member as the Managing Member pursuant to and in accordance with the provisions of this Agreement.
(d)    Hotel Management Agreement. During the term of the Hotel Management Agreement, the Members acknowledge that Hotel Manager will manage and operate the Hotel pursuant to the Hotel Management Agreement.
(e)    Execution of Approved Documents; Third-Party Reliance. Subject to the terms and provisions of this Agreement (specifically including, but not limited to, this Section 2.01 and Section 2.02), once a decision or action of the Company is authorized, Managing Member shall be the sole party authorized to execute and deliver, in the name and on behalf of the Company and on behalf of any of its direct or indirect Subsidiaries, such approved agreements, contracts, notes and other evidence of indebtedness, certificates, assignments, deeds, loan agreements, mortgages, deeds of trust, operating agreements, consents, approvals, demands, notices, affidavits, pleadings, waivers, releases, and indemnities, and the Members hereby agree that any third party is hereby authorized to rely on the signature (or the electronic or facsimile equivalent thereof) of Managing Member, acting alone.
2.02.    Major Decisions. Notwithstanding anything contained in this Agreement to the contrary, Managing Member shall not take, or cause or permit the Company or any Subsidiary to enter into any agreement to take, any of the following actions on behalf of the Company or any Subsidiary (in each case the taking of which hereinafter shall be referred to as a “Major Decision”) without the prior written consent of KBS, which consent may be given or withheld in KBS’s sole and absolute discretion; provided, however, that to the extent Hotel Manager has the authority to make a decision with respect to the Project under the Hotel Management Agreement that would otherwise be a Major Decision under this Section 2.02, Managing Member need not prevent the same and shall not by inaction be deemed to have permitted such decision to be made in violation of this Section 2.02:
(a)    Annual Budget; Business Plan. Subject to Section 2.01(b)(xi), cause the Company or its Subsidiaries to deviate from, amend, update or replace the Business Plan or deviate from, amend, update or replace the Annual Budget, except as provided in Section 2.10 below.
(b)    Sale of the Company or the Project. Subject to Articles VI and VII, sell, convey, exchange, hypothecate, pledge, encumber or otherwise transfer any interest in the Company or any Subsidiary or all or any portion of the Project, or enter into any agreement to sell, convey, exchange, hypothecate, pledge, encumber or otherwise transfer any interest in the Company or any Subsidiary or all or any portion of the Project.

(c)    Acquire Real Property. Purchase or otherwise acquire any interest in real property other than the Company’s indirect ownership interest in the Project.
(d)    Financing. Cause the Company or any Subsidiary to finance or refinance the operations of the Company or any Subsidiary and/or any of the Company’s or any Subsidiary’s assets (including, without limitation, any acquisition, development, construction, interim and long-term financing or refinancing in connection with the Project (or any portion thereof) or the improvement, renovation or expansion thereof) or retain any mortgage bankers or brokers on behalf of the Company or any Subsidiary in connection therewith or enter into any modifications, amendments, extensions, substitutions or other agreements regarding any Financing or to refinance any existing Financing. If any Financing is within 90 days of its stated maturity or the stated maturity has passed and the Members do not agree on the terms of a refinancing or the loan documents evidencing such refinancing pursuant to this Section 2.01(d), KBS shall have the sole right to approve, in its reasonable discretion, the terms of any such refinancing and the loan documents evidencing such refinancing to the extent necessary so that such disagreement does not prevent such refinancing if KBS desires to obtain such refinancing; provided, however, that (i) no such term so approved by KBS over the objection of the JV Member shall disproportionately benefit KBS or be disproportionately to the detriment of the JV Member (recognizing, however that a disproportionate effect solely due to the fact that the Members have different Percentage Interests is not intended to be prohibited by this clause (i)), (ii) the refinancing shall be on commercially reasonable terms, and (iii) in such event neither the JV Member nor any Affiliate of the JV Member shall be obligated to provide any Required Guaranty (defined below). In addition, if any Financing is within 90 days of its stated maturity or the stated maturity has passed and the Members have not yet agreed on the terms of a refinancing or the loan documents evidencing such refinancing pursuant to this Section 2.01(d), each Member agrees to act reasonably in its approval of the terms of the refinancing and agree that it shall be unreasonable to disapprove a refinancing if it is on substantially the same terms as the then-existing Financing. Notwithstanding the foregoing, the Members agree that it shall not be a Major Decision (and shall only require the consent of KBS and not of JV Member), for the Company to enter into any interest rate swap agreement, interest rate cap agreement, or other similar agreement (collectively, “Interest Rate Protection Agreements”), and if necessary to amend any Financing in order to allow the Company to enter into any such Interest Rate Protection Agreements that KBS determines in its sole discretion, is necessary or desirable. In the event the Company enters into any Interest Rate Protection Agreements in accordance with the preceding sentence the Members shall each pay their pro rata share of the costs and expenses incurred by the Company in connection therewith (including reasonable attorneys’ fees and expenses) in accordance with their Percentage Interests. As of the execution of this Agreement, the Members are negotiating a term sheet with Lender and the Members agree to pursue a Financing from Lender that is substantially consistent with the term sheet.
(e)    Master Lease. Cause the Property Owner LLC to amend, modify, terminate, or waive any material rights under, the Master Lease, or enter into, amend, modify, terminate, or waive any material rights under, any replacement thereof.

(f)    Hotel Management Agreement.
(i)    Cause Master Tenant to amend, modify or terminate the Hotel Management Agreement, or enter into, amend, modify or terminate any replacement thereof, in each case to the extent Managing Member on behalf of the Company and any of its Subsidiaries has the right and ability to cause Master Tenant to do so.
(ii)    Cause Master Tenant to enforce or knowingly waive any material rights under, the Hotel Management Agreement, or enforce or knowingly waive any material rights under, any replacement thereof, in each case to the extent Managing Member on behalf of the Company and any of its Subsidiaries has the right and ability to cause Master Tenant to do so.
(iii)    Cause Master Tenant to approve any annual operating or capital budget, or any amendment thereto, under the Hotel Management Agreement, except to the extent such budget has already been approved by the Members in accordance with this Agreement.
(g)    Indemnity. Make, execute or deliver on behalf of the Company or any Subsidiary any indemnity bond or surety bond or obligate the Company, any Subsidiary or any other Member as a surety, guaranty, guarantor or accommodation party to any obligation or grant any lien or encumbrance on any of the assets of the Company or any Subsidiary, including the Project, other than with respect to (i) any Financing that has been approved as a Major Decision and (ii) ordinary course transactions with utility companies for the provision of utility services to the Hotel and similar ordinary course transactions.
(h)    Loans. Lend funds belonging to the Company or any Subsidiary to any Member or its Affiliate or to any third party, or extend any person, firm or corporation credit on behalf of the Company or cause any Member Loan to be made to the Company as provided in Section 3.03.
(i)    Expenditures. Except for De Minimis Expenditures and as expressly contemplated by Section 2.01(b)(xi) or Section 2.01(c)(iii), cause the Company or any Subsidiary to take any action or make any expenditure or incur any obligation by or on behalf of the Company or any Subsidiary which is not included in the Annual Budget (including, without limitation, obligating the Company or any Subsidiary to pay for any goods or services in excess of the foregoing); in addition, in the event that the then current Mortgage Loan or other Financing is past its stated maturity, or is in default, Managing Member may not reallocate any excess funds among line items or make any expenditures from any reserves without KBS’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(j)    Duties. Delegate any of the duties of Managing Member set forth herein except as set forth in the Hotel Management Agreement, any other approved Affiliate Agreement, or the Master Lease.
(k)    Assignment Benefiting Creditors. Make, execute or deliver on behalf of the Company or any Subsidiary an assignment for the benefit of creditors; or file, consent to or cause the Company, any Subsidiary, a Member’s Interest, or the Project, or any part thereof or interest therein, to be subject to the authority of any trustee, custodian or receiver or be subject to any proceeding for bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, relief of debtors, dissolution or liquidation or similar proceedings.
(l)    Partition of Company Assets. Partition all or any portion of the assets of the Company or any Subsidiary, or file any complaint or institute any proceeding at law or in equity seeking such partition.
(m)    Governmental Proposals. Make application to, or enter into any agreements with, any government officials relating to mapping, development, zoning, subdivision, environmental or other land use or entitlement matters which may affect the Project, or any portion thereof, other than (i) minor or ministerial applications and agreements that could not reasonably be anticipated to result in a material adverse consequence to the Hotel or any Member, and (ii) procedural and/or interim applications and agreements in furtherance of end results that have been duly approved as Major Decisions.
(n)    Purchase Assets. Except as may be provided in the then-applicable Annual Budget, cause the Company or any Subsidiary to purchase any automobiles or vehicular equipment or cause the Company or any Subsidiary to purchase any fixed assets.
(o)    Confess Judgments; Legal Actions. Confess a judgment against the Company or any Subsidiary; settle or adjust any claims against the Company or any Subsidiary; or commence, negotiate and/or settle any legal actions or proceedings brought by the Company or any Subsidiary against unaffiliated third parties; provided, however, Managing Member may settle or adjust any claim which is not the subject of a legal action or proceeding of $100,000 or less.
(p)    Dissolve the Company. Except as provided in this Agreement, dissolve, terminate or liquidate the Company or any Subsidiary prior to the expiration of the term.
(q)    Acts Making Business Impossible. Do any act that would make it impossible to carry on the business of the Company or any Subsidiary.
(r)    Material Agreements. Except as provided in the Annual Budget or in the express terms of this Agreement, cause the Company or any Subsidiary to enter into any agreement obligating the Company or any Subsidiary to pay an amount in excess of a De Minimis Expenditure and any amendment, modification or termination of any such agreement, including, without limitation, any agreement providing for the payment of any commission, fee or other compensation payable in connection with the sale of all or any portion of the Project, or any portion thereof.
(s)    Limited Liability Company Act. Take any other action for which the consent of the Members is required under the Act (and such consent is not waivable under the Act) or this Agreement.

(t)    Leases. Cause or permit the Company or any Subsidiary to enter into any new space or other lease affecting the Project, or amend, modify, terminate, or waive rights under any existing leases with the Company or any Subsidiary (but not Hotel Manager), for space in any of the Project, excluding, however, equipment leases contemplated by or otherwise consistent with the Business Plan and Annual Budget.
(u)    Insurance; Accounting. Except for insurance obtained by and accounting and auditing functions performed by Hotel Manager pursuant to the Hotel Management Agreement and/or the Franchise Agreement, create or change the insurance program for the Company, any Subsidiary or the Project in a manner inconsistent with the Business Plan or inconsistent with the insurance requirements set forth in Section 2.05 below or alter or change the reporting, accounting and/or auditing systems and/or procedures for the Company, any Subsidiary or the Project.
(v)    Employees. Employ any individuals as an employee of the Company or any Subsidiary.
(w)    Awards and Proceeds. Settle, apply or dispose of any casualty insurance proceeds or any condemnation award, any insurance company or any condemning authority, as applicable.
(x)    No REIT Prohibited Transactions. Take, or permit to be taken, any action that is or results in a REIT Prohibited Transaction as defined in Section 11.01(b) hereof.
(y)    Consultants. Retain or dismiss on behalf of the Company or any Subsidiary any accountants, auditors, property managers or leasing agents. Ernst & Young is hereby approved as the approved audit and tax firm for the Company and Encore Hospitality, LLC is hereby approved as the Hotel Manager.
(z)    Additional Capital Contributions. Except as expressly (1) set forth in Section 3.01 below or (2) set forth in the approved Annual Budget or (3) otherwise approved by KBS in writing, require any additional capital contributions of the Members.
(aa)    Member Loans. Except as expressly set forth in Section 3.03 or otherwise approved by KBS in writing, require or request any Member Loan.
(bb)    Franchise Agreement.
(i)    Cause Master Tenant to amend, modify or terminate the Franchise Agreement, or enter into, amend, modify, terminate any replacement thereof, in each case to the extent Managing Member on behalf of the Company and any of its Subsidiaries has the right and ability to cause Master Tenant to do so.
(ii)    Cause Master Tenant to enforce or knowingly waive any material rights under the Franchise Agreement, or enforce or knowingly waive any material rights under, any replacement thereof, in each case to the extent Managing Member on behalf of the Company and any of its Subsidiaries has the right and ability to cause Master Tenant to do so.
The failure by KBS to approve any Major Decision in writing within five (5) days after KBS’s receipt of a request therefor from Managing Member shall be deemed a disapproval of such Major Decision. The disapproval (or deemed disapproval) of a Major Decision by a KBS shall be deemed final and conclusive for all purposes.
2.03.    Company Funds. No Company funds, assets, credit or other resources of any kind or description shall be paid to, or used for the benefit of, any Member, except as specifically provided in this Agreement or the Annual Budget or after the written approval of all the Members has been obtained. Except as otherwise required under the loan documents evidencing the Mortgage Loan, the Hotel Management Agreement, or the Franchise Agreement, all funds of the Company shall be deposited only in federally insured checking and savings accounts of the Company in the Company name with banks and other financial institutions reasonably approved by KBS, which funds shall not be commingled with funds of any other person or entity, and shall be withdrawn only upon the signature of any JV Member Principal or other JV Member Key Person, or such other signature or signatures as may be designated in writing from time to time by KBS after receiving approval of KBS. Nothing in this Section 2.03 is intended to limit the cash management and reserve accounts established under the loan documents evidencing the Mortgage Loan and/or operating and reserve accounts established pursuant to the Hotel Management Agreement and/or the Franchise Agreement.
2.04.    Employees. The Company shall not have employees. Each Member shall be solely responsible for all wages, benefits, insurance and payroll taxes with respect to any of its employees. Each Member agrees to perform its duties under this Agreement as an independent contractor and not as an agent, employee or servant of the Company. Each Member shall be solely responsible for its own acts and those of its subordinates, employees and agents during the term of this Agreement and, subject to, and without the waiver of the benefits of, the provisions of Section 2.09, each Member hereby indemnifies and holds harmless the Company and each other Member from any liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from the acts of any such subordinates, employees and agents of such Member.
2.05.    Insurance.
(a)    Company Policies. The Members anticipate that much of the necessary insurance for the Project will be maintained by Hotel Manager under the Hotel Management Agreement. If however, Managing Member or KBS determines in their reasonable discretion that additional coverage is required, Managing Member shall purchase and maintain such insurance, in the exercise of its reasonable discretion, and shall provide the Members upon request with the certificates or other evidence of insurance coverage as provided therein, and shall provide the Members upon request with the certificates or other evidence of insurance coverage as provided therein.
(b)    Contractor’s Insurance Obligations. Managing Member shall require all general contractors and all subcontractors retained by the Company and any Subsidiary working at the Project, or any portion thereof, to obtain and maintain at all times during performance of work for the Company or any Subsidiary an occurrence form commercial general liability policy on a primary and non-contributing basis with a minimum of $1,000,000 per occurrence/$1,000,000 annual aggregate, or in such other amounts as may be approved by KBS, on which the Company and any Subsidiary is named as an additional insured. In addition, Managing Member shall require that the general contractors and all subcontractors retained by the Company and any Subsidiary carry worker’s compensation coverage as required by law. Notwithstanding the foregoing, general contractors and subcontractors retained by Hotel Manager shall have such insurance as required by the Hotel Manager under the Hotel Management Agreement.
(c)    D&O Insurance. Managing Member may purchase and maintain insurance on behalf of the executive officers of Managing Member (and if requested by KBS, executive officers of KBS) against liability asserted against such Person and incurred by such Person arising out of such Persons' actions on behalf of Managing Member (or KBS, as applicable) under this Agreement; provided that the cost of such insurance is included in the approved Annual Budget for the applicable year and such coverage is available at commercially reasonable rates.
2.06.    Election, Removal, Resignation of Managing Member.
(a)    Number, Term and Qualifications of Managing Member. The Company shall have one Managing Member, which shall initially be JV Member.
(b)    Removal of Managing Member for Cause. KBS may, but shall not be obligated to, exercise any of the remedies provided in Section 2.06(c) and/or (d) below, as applicable, under any of the following circumstances (each a “Removal Event”):
(i)    if JV Member or any principal, officer, executive or employee of JV Member or any of its Affiliates has committed fraud adversely affecting the Company, any Subsidiary or the Project, or any portion thereof, or has embezzled Company funds or the funds of any Subsidiary or funds of the Project, or any portion thereof, provided that, in the case of embezzlement or fraud, if within ten (10) business days after such embezzlement or fraud is discovered by or disclosed to KBS, (x) such funds are replaced, and (y) if such embezzlement or fraud is committed by an individual other than a JV Member Principal, such individual is terminated, then such occurrence shall not be a Removal Event; for the avoidance of doubt, the commission of any act or conduct described in this clause (i) by a JV Member shall constitute a Removal Event that is not subject to the foregoing ten (10) day cure period;
(ii)    if JV Member or any principal, officer, executive or employee of JV Member or any of its Affiliates has committed an intentional material misrepresentation or willful misconduct (other than an act or conduct described in clause (i) above) materially and adversely affecting the Company, any Subsidiary or the Project, or any portion thereof, which is not timely cured within thirty (30) days after written notice from KBS (or, if such default is not susceptible of cure within such thirty (30) day period, within such period as is required to effect such cure, so long as JV Member has commenced such cure within such thirty (30) day period and thereafter prosecutes such cure to completion with diligence), not to exceed sixty (60) additional days in the aggregate;
(iii)    if any JV Member Principal is convicted or pleads guilty or nolo contendere to (x) any felony that involves in any material respect the Company and/or any Subsidiary, and/or (y) any crime involving moral turpitude or breach of trust;
(iv)    the affairs of JV Member cease to be principally controlled by a JV Member Principal or other JV Member Key Person;
(v)    a default by JV Member as Managing Member under this Agreement materially adversely affecting the Company, any Subsidiary or the Project, or any portion thereof, which is not timely cured within thirty (30) days after written notice from KBS (or, if such default is not susceptible of cure within such thirty (30) day period, within such period as is required to effect such cure, not to exceed an additional thirty (30) days, so long as JV Member has commenced such cure within such thirty (30) day period and thereafter prosecutes such cure to completion with diligence), not to exceed sixty (60) additional days in the aggregate. Notwithstanding the foregoing, if the applicable material default is not susceptible of being cured but the actual damages caused by such material default can be quantified so that KBS and/or the Company or the applicable Subsidiary can be “made whole”, as reasonably determined by KBS in its good faith discretion, and the JV Member makes the necessary payment within thirty (30) days after KBS notifies JV Member of its determination of the necessary “make whole” payment then such payment shall be deemed to have cured such Removal Event;
(vi)    bankruptcy of the Company or any Subsidiary filed by the Managing Member without the written approval of KBS;
(vii)    bankruptcy of JV Member or any JV Member Principal;
(viii)    if any default under any Financing, including any Required Guaranty (defined below) (for which there are no notice and cure rights or for which such rights have expired and the lender has not otherwise waived such default in accordance with the terms of any Financing document) occurs, the applicable lender elects to exercise remedies as a result of such default, which such default is caused by JV Member or any Affiliate thereof; provided that it shall not be a Removal Event if the event of default in question is a result of the Company or any Subsidiary having insufficient funds or revenues due to the performance of the Project or any other circumstance outside the control of JV Member;
(ix)    the failure of JV Member to fund any capital contributions as and when required pursuant to Section 3.01(a) or Section 3.06 below, as applicable and such failure is not cured within ten (10) days of written notice from KBS;
(x)    if any default continues past applicable notice and cure periods under the Hotel Management Agreement, which default would entitle Hotel Manager to terminate the Hotel Management Agreement, which such default is caused by JV

Member or any Affiliate thereof; provided that it shall not be a Removal Event if the event of default in question is a result of the Company or any Subsidiary having insufficient funds or revenues due to the performance of the Project or any other circumstance outside the control of JV Member;
(xi)    if any default by Master Tenant continues past applicable notice and cure periods under the Franchise Agreement and Franchisor elects to exercise remedies as a result of such default, which such default is caused by JV Member or any Affiliate thereof; provided that it shall not be a Removal Event if the event of default in question is a result of the Company or any Subsidiary or the Master Tenant having insufficient funds or revenues due to the performance of the Project or any other circumstance outside the control of JV Member;
(xii)    the failure of JV Member to cause all liquor licenses with respect to the Project, or any portion thereof, to be maintained if such failure results in a notice of default from Lender or Franchisor and JV Member fails to use commercially reasonable efforts to reinstate or replace the applicable liquor license(s); provided that it shall not be a Removal Event if the same is a result of the Company having insufficient funds or revenues due to the performance of the Project or any other circumstance outside the control of JV Member;
(xiii)    if JV Member resigns as Managing Member without the prior written consent of KBS unless such action is taken by JV Member in response to an act or omission (or series of acts or omissions) by KBS which constitute a willful and material default by KBS hereunder adversely affecting the Company, any Subsidiary or the Project, or any portion thereof, which is not timely cured within thirty (30) days after written notice from JV Member (or, if such default is not susceptible of cure within such thirty (30) day period, within such period as is required to effect such cure, not to exceed an additional thirty (30) days, so long as KBS has commenced such cure within such thirty (30) day period and thereafter prosecutes such cure to completion with diligence), not to exceed sixty (60) additional days in the aggregate;
(xiv)    a breach by JV Member of any representation or warranty contained herein materially adversely affecting the Company, any Subsidiary or the Project, or any portion thereof, which is not timely cured within thirty (30) days after written notice from KBS (or, if such default is not susceptible of cure within such thirty (30) day period, within such period as is required to effect such cure so long as JV Member has commenced such cure within such thirty (30) day period and thereafter prosecutes such cure to completion with diligence), not to exceed sixty (60) additional days in the aggregate; provided, however, that if such breach was unintentional and the adverse effect on KBS of such material breach can be remedied, and JV Member promptly so remedies such adverse effect in all material respects, then such breach shall not be deemed a Removal Event. Notwithstanding the foregoing, if the applicable material breach is not susceptible of being cured but the actual damages caused by material breach can be quantified so that KBS and/or the Company or the applicable Subsidiary can be “made whole”, as reasonably determined by KBS in its good faith discretion, and the JV Member makes the necessary payment within thirty (30) days after

KBS notifies JV Member of its determination of the necessary “make whole” payment then such payment shall be deemed to have cured such Removal Event; and
(xv)    a Removal Event occurs under the Limited Liability Company Agreement of KBS SOR II Q&C Operations, LLC (as the same may from time to time be amended, supplemented, restated or otherwise modified, the “Operations JV LLC Agreement”).
(c)    Remedies Upon Removal Event. Upon the occurrence of a Removal Event, at the option of KBS (and in addition to any other remedy available to KBS at law or in equity), KBS may, but shall not be obligated to, exercise any or all of the following remedies:
(i)    terminate any or all of the Affiliate Agreements (but excluding the Hotel Management Agreement), in each case, without penalty or payment of termination fees, but any fees earned under any Affiliate Agreement prior to such termination shall be paid through the applicable termination date, but not thereafter; and/or
(ii)    replace JV Member as Managing Member by delivering written notice of removal (“Removal Notice”) to JV Member, and designate a new Managing Member (which may be KBS or one of its Affiliates).
(d)    Further Remedies Upon Certain Removal Events. In addition to and not in limitation of the rights of KBS pursuant to Section 2.06(c) above, upon the occurrence of a Removal Event identified in Sections 2.06(b)(i), (ii), (iii), (v), (vi), (viii), (xiii), and (xiv) (but not any other Removal Event), at the option of KBS (and in addition to any other remedy available to KBS at law or in equity). KBS may, but shall not be obligated to, exercise any or all of the following remedies:
(i)    terminate distributions of Net Cash (defined below) of the Company in accordance with Section 5.01 below and have any and all Net Cash of the Company thereafter distributed in accordance with the provisions of Section 5.02(a) (i.e., JV Member shall lose its “promote” and Net Cash shall be thereafter distributed pro rata to the Members in accordance with their Percentage Interests in accordance with Section 5.02(a));
(ii)    terminate JV Member’s right to participate in Major Decisions; and/or
(iii)    terminate JV Member’s Purchase Election set forth in Section 7.01.
(e)    Effective Date of Remedies. If KBS elects to exercise any of the foregoing remedies set forth in Section 2.06(c) or Section 2.06(d) above because of the occurrence of a Removal Event, KBS shall deliver written notice to Managing Member and JV Member, which notice shall specify the effective date of the election of its remedies (the "Removal Date").

(f)    Challenge to Determination of Removal Event and Removal of JV Member for Cause. If JV Member challenges KBS’s determination of the existence of a Removal Event (which challenge must be commenced within 45 days of the date on which JV Member received the Removal Notice) and such determination is adjudicated in favor of JV Member by a final and non-appealable judgment rendered by a court of competent jurisdiction (a “Reinstatement Determination”), then JV Member shall be re-instated as Managing Member and the provisions of Section 2.06(c) and (d), as applicable, that took effect as a result of the removal of JV Member as Managing Member shall no longer be effective and shall be restored effective for all purposes as of the Removal Date. Upon the issuance of a Reinstatement Determination, JV Member shall be entitled to receive all distributions of Net Cash that it would have received pursuant to Section 5.01 below had Managing Member not been removed as Managing Member together with interest on such amounts calculated using the Default Rate (collectively, such amounts, as may hereinafter be adjusted, shall be referred to herein as the “Reinstatement Payments”). No later than thirty (30) days following the Reinstatement Determination, KBS shall pay or cause to be paid to JV Member or its Affiliates, as applicable, in cash or immediately available funds, the Reinstatement Payments. For avoidance of doubt, the provisions of this Section 2.06(f) shall only apply to a removal of the JV Member as Managing Member for Cause pursuant to Section 2.06(c) and (d), as applicable, but do not apply to the removal of the JV Member as Managing Member without Cause pursuant to Section 2.06(g) below.
(g)    Removal of Managing Member Without Cause. Upon thirty (30) days prior written notice by KBS to JV Member, KBS may elect, in its sole discretion, to remove JV Member as Managing Member and designate a new Managing Member (which may be KBS or one of its Affiliates), in which case the following shall apply:
(i)    KBS may terminate any or all of the Affiliate Agreements (but excluding the Hotel Management Agreement), in each case, without penalty or payment of termination fees, but any fees earned under any Affiliate Agreement prior to such termination shall be paid through the applicable termination date, but not thereafter; and
(ii)    terminate distributions of Net Cash (defined below) of the Company in accordance with Section 5.01 below and have any and all Net Cash of the Company thereafter distributed in accordance with the provisions of Section 5.02(b) (i.e., JV Member shall receive an adjusted “promote” and Net Cash shall be thereafter distributed to the Members in accordance with Section 5.02(b)).
(h)    Definition of Net Cash. As used in this Agreement, the term “Net Cash” shall mean the gross cash receipts of the Company from all sources as of any applicable date of determination, less the portion thereof used to pay (i) all cash disbursements (inclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to any Member, including, without limitation, any reimbursements made to any Member and any amounts applied to repay any Member Loans or Default Loans of the Company prior to that date); and (ii) all reserves established by the Annual Budget, the Hotel Manager, or any Financing or otherwise approved by KBS for anticipated cash disbursements that will have to be made before additional cash receipts from third parties will provide the funds therefor, including for payment of debt service, capital improvements and other anticipated contingencies and expenses of the Company.
2.07.    Members Have No Managerial Authority. The Members shall have no power to participate in the management of the Company, except as expressly authorized by this Agreement.
2.08.    Meetings. The Company shall not be required to hold regular meetings of Members. Any Member may call a meeting of Members for the purpose of discussing Company business. Unless otherwise approved by the Members, any meeting of Members shall be held during normal business hours either telephonically or in person at the Company's principal office on such day and at such time as are reasonably convenient for the Members.
2.09.    Liability and Indemnity. No Member (nor any officer, director, member, manager, constituent partner, agent or employee of the Company or a Member) shall be liable or accountable in damages or otherwise to the Company or to any other Member for any good faith error of judgment or any good faith mistake of fact or law in connection with this Agreement, or the services provided to the Company to except as provided in the last sentence of this Section 2.09. To the maximum extent permitted by law, the Company does hereby indemnify, defend and agree to hold Managing Member and each Member (and each such officer, director, member, manager, constituent partner, agent or employee) wholly harmless from and against any loss, expense or damage (including, without limitation, attorneys’ fees and costs) suffered by such Member (and/or such officer, director, member, manager, constituent partner, agent or employee) by reason of anything which such Member (and/or such officer, director, member, manager, constituent partner, agent or employee) may do or refrain from doing hereafter for and on behalf of the Company and in furtherance of its interest; except as provided in the last sentence of this Section 2.09. To the maximum extent permitted by law, Managing Member and each Member does hereby indemnify, defend and agree to hold the Company and each other Member wholly harmless from and against any loss, expense or damage (including, without limitation, attorneys’ fees and costs) suffered by the Company or such other Member as a result of such indemnifying Member’s willful misconduct or gross negligence in performing or failing to perform such indemnifying Member’s duties hereunder. No Person shall be entitled to indemnification under this Section 2.09 to the extent any losses arise directly or indirectly out of such Indemnitee’s gross negligence, willful or wanton misconduct, fraud, intentional misrepresentation, criminal conduct, a knowing violation of any applicable law, breach of this Agreement, failure to perform duties specifically enumerated hereunder, or an action outside the scope of such Indemnitee’s authority.
2.10.    Business Plan and Budget. KBS and JV Member shall use all good faith, commercially reasonable efforts to agree, prior to the expiration of the due diligence period under the Purchase Agreement, on a plan which sets forth the general description of the overall business plan of the Company with respect to the Project (the “Business Plan”), the approval of which shall be a Major Decision determined as follows:  an initial draft of the Business Plan shall be prepared by Managing Member and submitted for KBS’ comment or approval within ten (10) business days after the date of this Agreement; KBS shall approve or comment on such draft within five (5) business days after receipt thereof; such approval shall not be unreasonably withheld or conditioned; Managing Member shall submit a revised proposed Business Plan within five (5) business days of receipt of KBS’ comments, if any. Any remaining line item that KBS does not approve within five (5) business days shall be conclusively deemed disapproved. Notwithstanding the approval of such Business Plan, in the event of any conflict or inconsistency between any provision of the Business Plan and any provision of this Agreement, the provisions of this Agreement shall control and supersede the provisions of the Business Plan. On or before the Update Date (defined below) in any year, Managing Member shall prepare an update and any other necessary modifications to the Business Plan for KBS’s review and approval in accordance with the foregoing procedure.
(a)    Annual Budget. KBS and JV Member shall use all good faith, commercially reasonable efforts to agree, prior to the expiration of the due diligence period under the Purchase Agreement, on a budget (the “Annual Budget”) which shall set forth, by category, the estimated costs that are projected to be incurred for the 2016 fiscal year in connection with the ownership, renovation, construction, and operation of the Project in accordance with the Business Plan by the Company, the approval of which shall be a Major Decision determined as follows:  an initial draft of the Budget shall be prepared by Managing Member and submitted for KBS’ comment or approval within ten (10) business days after the date of this Agreement; KBS shall approve or comment on such draft within five (5) business days after receipt thereof; such approval shall not be unreasonably withheld or conditioned; Managing Member shall submit a revised proposed Budget within five (5) business days of receipt of KBS’ comments, if any. Any remaining line item that KBS does not approve shall be conclusively deemed disapproved. On or before the last business day of November of each year commencing in 2016 or such date as may be specified in the Hotel Management Agreement (each an "Update Date"), Managing Member shall work with the Hotel Manager to prepare a new Annual Budget for this year, which shall be required to be approved by KBS as a Major Decision in accordance with the foregoing procedure, and which shall set forth, by individual category, the costs and expenses projected to be incurred by the Company for the ensuing fiscal year.
(b)    Interim Annual Budget. If any Annual Budget, or any category thereof, is not approved as a Major Decision under Section 2.02(a) for any fiscal year as of the commencement of such fiscal year (or other period), then the approved categories of the proposed Annual Budget shall be in effect, but as to the categories which were disapproved, one hundred five percent (105%) of the last approved Annual Budget line items shall be in effect until the new Annual Budget as to such categories is approved as a Major Decision. Adjustments to the last approved Annual Budget shall automatically be made to reflect actual increases in non-discretionary costs, including but not limited to real property taxes, insurance premiums, utility charges and payments required under contracts to which the Company is a party at the time of the expiration of the Annual Budget, and shall not require approval under Section 2.02(a). Notwithstanding the foregoing, if the Hotel Management Agreement shall authorize Hotel Manager to operate pursuant to an interim procedure prior to approval of an Annual Budget, then such procedure shall control over this Section 2.10(b); provided that in all events the decision to require additional capital contributions from the Members shall be a Major Decision under Section 2.02(a).
(c)    Emergency Expenditures. Notwithstanding anything to the contrary contained in this Agreement, Managing Member shall have the right, power and authority,

without the approval of KBS pursuant to Section 2.02 or otherwise, to cause or permit Hotel Manager, the Company or any of its Subsidiaries to incur emergency expenditures to the extent Managing Member reasonably believes that such expenditures are necessary to prevent imminent damage to persons or property on or about the Project, or the imposition of imminent civil or criminal liability against the Company, any Subsidiary, or any member, partner, officer, director, shareholder, agent, employee, or representative of any of them (and shall notify the Members prior to making or authorizing such expenditures to the extent reasonably possible under the circumstances).
2.11.    Material Agreements. The Members contemplate that the Company shall execute the following agreements at the Property Closing, but if any of them are entered prior to the Property Closing, no fees or other amounts payable by the Company thereunder shall accrue prior to the date on which the Property Closing occurs:
(a)    Master Lease. Subject to Section 1.06, the Company shall cause Property Owner LLC to enter the Master Lease, which Master Lease shall be in customary and reasonable form and which shall be agreed to by the Members prior to the expiration of the Due Diligence Period under the Purchase Agreement.
2.12.    Reimbursements and Fees.
(a)    Reimbursements. Except as otherwise provided by this Agreement, none of the Members (or their respective Affiliates and/or other representatives) shall be paid any compensation for rendering services to the Company. Each Member shall be reimbursed for any costs and/or expenses incurred by such Member on behalf of the Company that relate to the business and affairs of the Company to the extent such Member had authority to act on behalf of the Company (without reduction to such Member’s capital account in the Company maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) (each a "Capital Account")); provided, however, that except as otherwise provided in this Agreement or in the Annual Budget no Member shall be reimbursed for any such costs and/or expenses that exceed an aggregate amount of $2,000 during any calendar year without Member Approval. As used in this Agreement, the term: “Treasury Regulation” means any proposed, temporary, and/or final federal income tax regulation promulgated by the United States Department of the Treasury as heretofore and hereafter amended from time to time (and/or any corresponding provisions of any superseding revenue law and/or regulation).
(b)    Reimbursement for Pre-Formation Costs. The Company shall reimburse KBS and JV Member at the Property Closing for any and all legal and accounting fees, organizational costs and any other reasonable, actual, out-of-pocket formation and due diligence costs incurred by KBS and JV Member (and/or any Affiliate or representative thereof) in connection with the formation of the Company, the negotiation and documentation of this Agreement and the acquisition of the Project (“Pursuit Costs”) set forth in the initial Annual Budget approved pursuant to Sections 1.06 and 2.10 hereof. The foregoing reimbursements shall not be debited to or otherwise reduce any Member’s Capital Account. KBS and JV Member shall use good faith commercially reasonable efforts to cause all such accounts amounts approved by KBS to be reimbursed hereunder at the Property Closing.

(c)    Acquisition Fee. At the Property Closing, the Company shall pay JV Member the amount of $600,000.  A portion of such amount shall be paid over by JV Member to Silver Portal Capital (“SPC”) as an equity placement fee pursuant to a separate agreement between JV Member and SPC, which agreement shall provide that no other fees or amounts shall be due or payable to SPC in connection with the Property Closing, the formation of the Company or the Mortgage Loan.  The balance of such amount shall be retained by Encore Hospitality, LLC as an acquisition fee, and no other fees of other amounts shall be due or payable to Encore Hospitality, LLC or its Affiliates by the Property Owner LLC, the Company or KBS (or any Affiliate of KBS) on account of an acquisition fee or similar fee in connection with the Property Closing, the formation of the Company or the Mortgage Loan.
2.13.    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

2.14	Representations, Warranties, and Covenants of the Members.
(a)    Certain Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and the other Member as follows:
(i)    Such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(ii)    Such Member has all requisite power, authority and capacity to enter into and perform its obligations under this Agreement.
(iii)    Such Member has duly authorized the execution and delivery of this Agreement, and this Agreement constitutes a binding obligation of such Member, enforceable against such Member in accordance with its terms.
(iv)    The execution, delivery and performance of this Agreement by such Member will not violate any agreement to which such Member or any of its Affiliates is a party or order of a governmental body.
(v)    Such Member is otherwise duly qualified to purchase and hold its Interest and to execute and deliver this Agreement and all other instruments executed and delivered on behalf of it in connection with the acquisition of its Interest.
(b)    Intentionally Omitted.
2.15    REIT Tax Provisions. Notwithstanding any other provisions in this Agreement, it is the intention of the Members that during the term of the Master Lease to the Master Tenant:

(a)    Any rents received by the Property Owner LLC from Master Tenant shall qualify as “rents from real property” in accordance with the requirements of Section 856(d)(8) of the Internal Revenue Code of 1986, as amended (the “Code”).
(b)    the Hotel Manager shall qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Code.
To that end, during the term of this Agreement, the Hotel Manager:
(i)    shall not permit wagering activities to be conducted at or in connection with the Hotel;
(ii)    shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of KBS;
(iii)    shall be actively engaged in the trade or business of operating “qualified lodging facilities” (defined below) for persons who are not “related persons” within the meaning of Section 856(d)(9)(F) of the Code with respect to KBS (“Unrelated Persons”). In order to meet this requirement, Hotel Manager agrees that it (i) shall derive at least 10% of both its revenue and profit from operating “qualified lodging facilities” for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” within the meaning of such Code Section (so long as Master Tenant has advised Hotel Manager in writing of such regulations or other administrative guidance); and
(iv)    A “qualified lodging facility” is defined in Section 856(d)(9)(D) of the Code and means a “lodging facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to KBS.
ARTICLE III
MEMBERS’ CONTRIBUTIONS TO COMPANY
3.01.    Initial Capital Commitments.
(a)    JV Member. JV Member shall contribute to the capital of the Company, in cash, an aggregate amount equal to 10% of the initial equity necessary to acquire the Project and capitalize the Company, as follows: (i) when due pursuant to the Purchase Agreement, JV Member will fund $51,200, which is ten percent (10%) of the $512,000 Initial Deposit under the Purchase Agreement, (ii) when due pursuant to the Purchase Agreement, JV Member will fund ten percent (10%) of the Additional Deposit and the Franchise Deposit (if applicable) under the Purchase Agreement, and (iii) JV Member will fund the remainder of its required initial capital when due hereunder prior to or at the Property Closing. JV Member shall also contribute its pro rata share of the PIP required by the Hotel Management Agreement in accordance with its Percentage Interest as and when required pursuant to the Hotel Management Agreement.
(b)    KBS. KBS shall contribute to the capital of the Company, in cash, an aggregate amount equal to 90% of the initial equity necessary to acquire the Project and capitalize the Company, as follows: (i) when due pursuant to the Purchase Agreement, KBS will fund $460,800, which is ninety percent (90%) of the $512,000 Initial Deposit under the Purchase Agreement, (ii) when due under the Purchase Agreement, JV Member will fund ninety percent (90%) of the Additional Deposit and the Franchise Deposit (if applicable) under the Purchase Agreement, and (iii) KBS will fund the remainder of its required initial capital when due hereunder prior to or at the Property Closing. KBS shall also pay its pro rate share of the PIP required by the Hotel Management Agreement in accordance with its Percentage Interest as and when required pursuant to the Hotel Management Agreement.
(c)    Failure to Close Property Closing. In the event a Member fails to fund the portion of its initial capital contribution required to be funded at or prior to the Property Closing pursuant to Section 3.01(a) or (b), as applicable, or otherwise refuses to allow the Property Owner LLC to close the Property Closing under the Purchase Agreement and such failure to fund or close results in or would result in a default under the Purchase Agreement, then in addition to any other remedy set forth in this Agreement, the non-defaulting Member shall have the unilateral authority without the consent of the defaulting Member to cause the Company and the Property Owner LLC to close the Property Closing, in which event the defaulting Member shall no longer be a Member of the Company and shall receive no return of its capital to the extent such defaulting Member had previously funded any part of its capital under this Section 3.01. In the event a Member fails to fund the portion of its initial capital contribution required to be funded at or prior to the Property Closing pursuant to Section 3.01(a) or (b), as applicable, or otherwise refuses to allow the Property Owner LLC to close the Property Closing under the Purchase Agreement and such failure to fund or close results in or would result in a default under the Purchase Agreement and the non-defaulting member elects not to close the Property Closing, the defaulting Member shall be liable for the non-defaulting Member’s share of the Deposit that is not returned to the non-defaulting Member and for all costs and expenses incurred by such non-defaulting Member incurred in connection with this Agreement and the Property, including all costs to negotiate this Agreement, to the extent such costs and expenses have not previously been reimbursed to such non-defaulting Member (the lost Deposit and such costs and expenses, collectively, the “Reimbursable Expenses”). The defaulting Member shall pay to the non-defaulting Member such reimbursement within ten (10) days of the non-defaulting Member’s written request therefor, which request shall reasonably substantiate the costs and expenses incurred. If the defaulting Member is (i) KBS then KBS SOR US Properties II LLC, a Delaware limited liability company (the “KBS Credit Party”), shall guaranty the payment of the Reimbursable Expenses incurred by JV Member, or (ii) JV Member then Encore Hospitality, LLC, a Delaware limited liability company (the “JV Member Credit Party”) shall guaranty the Reimbursable Expenses incurred by KBS. Except as provided in Section 1.05 above, if the Property Closing does not otherwise occur and the Deposit is returned to the Property Owner LLC, then the Company shall be dissolved pursuant to Article VIII.

3.02.    Default in Capital Commitment. If JV Member or KBS (as applicable, the “Defaulting Member”) shall fail to contribute its share of any amounts required to be contributed pursuant to Section 3.01 or any approved additional capital contributions pursuant to Section 3.06 (the “Defaulted Amount”) and such failure shall continue for at least five (5) business days following notice to the Defaulting Member (provided that no notice or cure period shall apply to a Member’s failure to fund its share of the required capital to the Company for the Property Closing pursuant to the Purchase Agreement), KBS or JV Member, as applicable (the “Non-Defaulting Member(s)”) may, but shall not be obligated to, contribute some or all of the Defaulted Amount as a capital contribution to the Company or as a loan to the Defaulting Member (a “Default Loan”). If the Non-Defaulting Member elects to contribute some or all of the Defaulted Amount as a capital contribution to the Company, then the Percentage Interests of KBS and the JV Member on Exhibit A shall be adjusted as if the Non-Defaulting Member contributed 150% of the amount of capital actually contributed by the Non-Defaulting Member following the failure of the Defaulting Member to contribute its share of required capital to the Company. If the Non-Defaulting Member elects to provide the Default Loan, then it shall pay the proceeds directly to the Company. A Default Loan shall not be considered a capital contribution by the Non-Defaulting Member and shall not increase the Capital Account balance or the Percentage Interest of the Non-Defaulting Member, but instead shall be treated as a non-recourse loan by the Non-Defaulting Member to the Defaulting Member (and a capital contribution by the Defaulting Member) and shall bear interest at the lesser of (x) the Default Loan Rate (hereinafter defined) or (y) the maximum amount permitted by law. To the extent not repaid directly by the Defaulting Member, a Default Loan, together with any accrued and unpaid interest thereon, shall be repaid out of any subsequent distributions of Net Cash or any other payment from the Company to which the Defaulting Member would otherwise be entitled (but such distributions actually paid to the lending Members shall nonetheless constitute a distribution to the Defaulting Member for purposes of this Agreement), and such payments shall be applied first to the payment of accrued but unpaid interest on each such obligation and then to the payment of the outstanding principal until the Default Loan is paid in full. “Default Loan Rate” is defined as a cumulative annual rate equal to twenty percent (20%), compounded quarterly (pro-rated for periods of less than one year), on the daily average outstanding balance during each fiscal year of the Member’s aggregate unreturned Default Loan.
3.03.    Member Loans. In the event Managing Member determines, in its reasonable discretion, that funds in addition to those otherwise obtained pursuant to Sections 3.01 are necessary for the Company to meet the Annual Budget and carry out the Business Plan, then Managing Member shall deliver written notice of such actual or projected cash deficit to the Members requesting that they agree that a loan (a “Member Loan”) should be made to the Company, which notice shall specify the term and interest rate of the requested Member Loan. Within 10 business days following the effective date of such notice, each such Member shall notify Managing Member (a) whether or not such Member agrees that Member Loan(s) to the Company should be made in the amount specified in Managing Member’s notice, and (b) whether such Member elects, in its sole and absolute discretion, to make such Member Loan. If all Members (y) agree that a Member Loan in the amount specified in Managing Member’s notice should be made, and (z) elect to advance such funds by the Company, such funds shall be advanced by the Members in proportion to their respective percentage set forth opposite such Member's name under the column labeled "Percentage Interest" on Exhibit A attached hereto (the "Percentage Interests") (or as such Members otherwise agree). Any and all advances made by any Member to the Company pursuant to this Section 3.03 shall be treated as a Member Loan with recourse only to the assets of the Company (and not to the assets of any Member), and shall bear annual interest as set forth in Managing Member’s notice. If, from any circumstances whatsoever, any Member ever receives interest under a Member Loan in an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due under such Member Loan and not to the payment of interest. Any and all Member Loans shall be due and payable from the first available funds of the Company and in any event upon the liquidation of the Company. The repayment of any Member Loan shall be made prior to any distributions of Net Cash or other cash proceeds to the Members, but shall be subordinate to any fees or reimbursements required to be made to the Members and/or their Affiliates pursuant to Section 2.13. Accordingly, notwithstanding the provisions of Articles V and VIII, until any and all Member Loans are repaid in full, the Members shall draw no further distributions from the Company and all cash or property otherwise distributable with respect to the Interests of the Members shall be paid to the Member(s) making Member Loan(s) in proportion to, and as a reduction of, the outstanding balance(s) of such Member Loan(s), with such funds being applied first to reduce any interest accrued thereon, and then to reduce the principal amount thereof. As used in this Agreement, the term “Interest” means in respect to any Member, all of such Member’s right, title and interest in and to the Net Profits, Net Losses, Net Cash, and capital of the Company, and any and all other interests therein in accordance with the provisions of this Agreement and the Act. As used in this Agreement, the terms “Net Profits” and “Net Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss, as the case may be, for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss); provided, however, for purposes of computing such taxable income or loss, (i) such taxable income or loss shall be adjusted by any and all adjustments required to be made in order to maintain Capital Account balances in compliance with Treasury Regulation Section 1.704-1(b), and (ii) any and all items of gross income or gain and/or partnership and/or partner “nonrecourse deductions” specially allocated to any Member pursuant to Section 4.02 shall not be taken into account in calculating such taxable income or loss. If KBS does not approve a Member Loan, such disapproval shall be deemed final and conclusive for all purposes.
3.04.    Determination of IRR Returns and Equity Multiple.
(a)    IRR Return. The IRR Return described in Section 5.01 below shall be determined based upon internal rate of return of KBS. As used in this Agreement, the term "IRR Return" means the annual discount rate that when compounded monthly results in a net present value equal to zero when the discount rate is applied to all capital contributions by KBS and all distributions made by the Company to KBS pursuant to this Agreement. The IRR Return shall be calculated using the XIRR function provided in Microsoft Office Excel or any replacement software issued by Microsoft to compute internal rate of return. It is understood by the Members that the achievement of a particular IRR Return requires both a return of all capital contributions plus a cumulative return on such capital contributions at the applicable percentage IRR Return.

(b)    Equity Multiple. The “Equity Multiple” described in Section 5.01 shall equal all actual distributions made by the Company to KBS pursuant to this Agreement divided by all of KBS’s capital contributions to the Company.
3.05.    Capital Contributions in General. Except as otherwise expressly provided in this Agreement or as otherwise agreed to by all Members in writing (i) no Member may withdraw all or any portion of any contribution that such Member may have made to the capital of the Company without each other Member’s consent, (ii) no Member shall be entitled to receive interest on such Member’s contributions to the capital of the Company, and (iii) no Member shall be required or entitled to contribute additional capital to the Company
3.06.    Additional Capital Contributions. Following the contribution of all the amounts described in Section 3.01, Managing Member shall have the right to make a capital call by delivering written notice to the Members under this Section 3.06 if and only if such additional capital was either (1) set forth in the approved Annual Budget or (2) otherwise approved as a Major Decision pursuant to Section 2.02. Each Member shall contribute its share of the additional capital contributions called for under this Section 3.06 (in accordance with its Percentage Interest) in cash on or before the due date specified in the written notice, which due date shall be no less than ten (10) business days from the date of this written notice. If a Member fails to make its share of the additional capital contributions called for on or before the due date specified in Managing Member’s written notice, the Non-Defaulting Member shall have the right (but not the obligation and without waiving any remedies hereunder as a result of such failure) to make a Default Loan pursuant to Section 3.02.
3.07.    Guaranties.
(a)    Required Guaranties. Except as set forth in Section 2.02(d), if in connection with any Financing of the Property, including any mezzanine financing pertaining to the Property, a lender requires a guaranty of (i) standard non-recourse carve outs, (ii) certain environmental conditions and (iii) payment obligations related to Financing (each a “Required Guaranty” and collectively, the “Required Guaranties”), such Required Guaranties shall be from the Company and/or one or more entities (individually and collectively, the “Guarantor”) that are identified in connection with the approval of the applicable Financing pursuant to Section 2.02(d). The Guarantor shall not receive any fees or other compensation for making a Required Guaranty.
(b)    Proportionate Guaranty Obligations of the Members. Except to the extent Section 3.07(c) provides otherwise, if a Guarantor shall deliver a Required Guaranty and if such Guarantor shall make, or be required to make, any payment under any such Required Guaranty, each Member hereby covenants and agrees to satisfy, or cause to be satisfied, its Proportionate Guaranty Obligation (as defined below) with respect to any and all of the Required Guaranties and each Member’s payment of its Proportionate Guaranty Obligation shall be treated as an additional capital contribution to the Company by each Member for all purposes of this Agreement. If and to the extent a Member (or its Affiliate) has failed to fully satisfy its Proportionate Guaranty Obligation within thirty (30) days following the date such Member is notified that such Guarantor has made, or is required to make, such payment under the applicable Required Guaranty, the other Member may exercise its rights under Section

3.07(d) below. “Proportionate Guaranty Obligation” means with respect to any Required Guaranty which any Guarantor shall provide to a lender, the obligation of each Member pursuant to this Section 3.07(b) to make payments (to a third party lender, the Company, to any other Member or the Guarantor) in an amount equal to the product of (x) the aggregate amount paid and/or due and payable under any and all such Required Guaranties multiplied by (y) the Percentage Interest of such Member.
(c)    Exceptions to Proportionate Guaranty Obligations. Notwithstanding anything to the contrary in Section 3.07(b):
(i)    Conduct By KBS. Any and all amounts paid by a Guarantor with respect to any Required Guaranty as a result of any conduct or action that KBS (or its Affiliates) shall have taken in violation of this Agreement or which is a result of any gross negligence, fraud or intentional misconduct of KBS (and/or its Affiliates) shall be funded solely by KBS (subject to the rights of indemnification set forth in Section 3.07(e)), JV Member (or its Affiliate) shall have no Proportionate Guaranty Obligation with respect to such payments, such amounts funded by KBS (or its Affiliates) shall not be considered a capital contribution by KBS, and KBS (or its Affiliate) shall reimburse the Guarantor for such amount within thirty (30) days of written demand. If KBS (or its Affiliate) fails to make such payment, JV Member shall, as its sole remedy, be entitled to exercise its rights set forth in Section 3.07(d) hereof; and

(ii)     Conduct by JV Member. Any and all amounts paid by a Guarantor with respect to any Required Guaranty as a result of any conduct or action that JV Member (or its Affiliates) shall have taken in violation of this Agreement or which is a result of any gross negligence, fraud or intentional misconduct of JV Member (or its Affiliates) shall be funded solely by JV Member (subject to the rights of indemnification set forth in Section 3.07(e)), KBS (or its Affiliate) shall have no Proportionate Guaranty Obligation with respect to such payments, such amounts funded by JV Member (or its Affiliates) shall not be considered a capital contribution by JV Member, JV Member (or its Affiliate) shall reimburse the Guarantor for such amount within thirty (30) days of written demand. If JV Member (or its Affiliate) fails to make such payment, KBS shall, as its sole remedy, be entitled to exercise its rights set forth in Section 3.07(d) hereof.

(d)    Failure to Pay Portion of Guaranty Payment by a Member. If any Member fails to pay (A) its Proportionate Guaranty Obligation in accordance with Section 3.07(b) or (B) the amounts such Member is required to pay under Section 3.07(c), as applicable, the non-defaulting Member affiliated with the Guarantor that made or was required to make, the payment in question under a Required Guaranty, may elect to either (X) contribute some or all of the amount incurred by the applicable Guarantor that should have been repaid by the defaulting Member as a capital contribution to the Company (so the Company can reimburse the Guarantor), in which case the Percentage Interests of the Members shall be adjusted as if the non-defaulting Member contributed 150% of the amount of capital actually contributed by the non-defaulting Member, or (Y) treat such amount incurred by the applicable Guarantor that should have been repaid by the defaulting Member as a Default Loan made to the defaulting Member. If KBS is the defaulting Member under Sections 3.07(b) or (c), then the KBS Credit Party shall guaranty KBS’s payment obligations under these sections. If the JV Member is the defaulting Member under Sections 3.07(b) or (c), then the JV Member Credit Party shall guaranty JV Member’s payment obligations under these sections.
(e)    Indemnification. The Company shall indemnify, defend and hold harmless each Guarantor for any and all losses suffered under any Required Guaranty, provided that no such indemnification shall be made (and a Guarantor shall reimburse any funds advanced to them in connection with a defense of a claim and indemnify the Company and the other Member) to the extent a court of competent jurisdiction determines that the Member affiliated with such Guarantor is solely liable for the losses suffered under any Required Guaranty pursuant to Section 3.07(c). The KBS Credit Party shall guaranty KBS’s indemnification obligations under this Section 3.07(e). The JV Member Credit Party shall guaranty JV Member’s indemnification obligations under this Section 3.07(e).
(f)    Effect of Removal of JV Member as Managing Member – Guaranties. If JV Member is replaced as Managing Member in accordance with Section 2.06, (i) KBS shall use commercially reasonable efforts to have any Guarantor that is an Affiliate of JV Member replaced or removed as a guarantor(s) under any Required Guaranties for liabilities arising from conduct, actions, inactions or events first occurring or arising after the date upon which a successor Managing Member replaces JV Member as Managing Member (but such Guarantor(s) shall not be replaced with respect to conduct, actions, inactions, or events first occurring or arising on or before the date of such replacement) and (ii) to the extent that the Guarantor that is an Affiliate of JV Member is not replaced or removed as a guarantor under the Required Guaranties as provided in clause (i), KBS shall indemnify, defend and hold harmless such Guarantor(s) for any liabilities arising from conduct, actions, inactions or events first occurring or arising after the date upon which JV Member is replaced as Managing Member, except for any liabilities to the extent arising from the affirmative actions of JV Member, its Affiliates, or the Guarantor whether or not first arising after the date upon which successor KBS replaces JV Member as KBS. The KBS Credit Party shall guaranty KBS’s indemnification obligations under this Section 3.07(f).
ARTICLE IV
ALLOCATION OF PROFITS AND LOSSES
4.01.    In General.
(a)    Net Profits and Net Losses shall be allocated among the Members in such a manner so as, to the maximum extent possible, to make each Member’s Capital Account as of the close of each year (increased by the Member’s share of “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(b)(2) and “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(5)) equal the amount that the Member would receive if, as of the close of such year, all the assets of the Company were sold for their Deemed Book Values (as determined immediately before such deemed sale), the proceeds were applied to pay all Company liabilities and the remaining net proceeds were distributed to the Members in accordance with Section 5.01 or 5.02(a) or (b), as then applicable at the time of such allocations. As used in this Agreement, the term “Deemed Book Value” means the book value of the Company’s assets as determined under Treasury Regulation Section 1.704-1(b)(2)(iv) (i.e., the adjusted tax basis of such assets unless the asset was contributed to the capital of the Company or there has been a revaluation of book value under Treasury Regulation Section 1.704-1(b)(2)(iv)(f)).
(b)    The Company shall maintain “Capital Accounts” for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). The Company shall make all adjustments required under Treasury Regulation Section 1.704-1(b)(2)(iv), including the adjustments contained in Section 1.704-1(b)(2)(iv)(g), relating to Section 704(c) property as set forth in Section 4.03, below.
4.02.    Special Allocations.
(a)    Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in partnership minimum gain for a Company taxable year, each Member shall be allocated, before any other allocation of Company items for the taxable year, items of gross income and gain for the year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of the Member’s share of the net decrease in minimum gain during the year. The income allocated under this Section 4.02(a) in any taxable year shall consist first of gains recognized from the disposition of property subject to one or more nonrecourse liabilities of the Company, and any remainder shall consist of a pro rata portion of other items of income or gain of the Company. The allocation otherwise required by this Section 4.02(a) shall not apply to a Member to the extent not required, as provided in Treasury Regulation Section 1.704-2(f)(2) through (5).
(b)    Qualified Income Offset. Notwithstanding any other provision of this Agreement, if a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases an Adjusted Capital Account Deficit with respect to the Member, items of Company gross income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.
(c)    Gross Income Allocation. If at the end of any Company taxable year, a Member has an Adjusted Capital Account Deficit, the Member shall be specially allocated items of Company income or gain in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible.
(d)    Nonrecourse Deductions. Any "nonrecourse deductions" (as defined in Treasury Regulation Section 1.704-2(b)(1)) shall be allocated among the Members in accordance with their Percentage Interests.
(e)    Partner Nonrecourse Debt. Notwithstanding any other provision of this Agreement, any “partner nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(i)(2)) shall be allocated to those Members that bear the economic risk of loss for the applicable partner nonrecourse debt, and among those Members in accordance with the ratios in which they share the economic risk, determined in accordance with Treasury Regulation Section 1.704-2(i). If there is a net decrease for a Company taxable year in any partner nonrecourse debt minimum gain, each Member with a share of such partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of gross income and gain in the manner and to the extent provided in Treasury Regulation Section 1.704-2(i)(4).
(f)    Adjusted Capital Account Deficit. As used in this Agreement, “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments: (i) crediting thereto (A) the amount of the Member’s shares of partnership minimum gain and partner nonrecourse debt minimum gain, and (B) the amount of Company liabilities allocated to the Member under Section 752 of the Code with respect to which the Member bears the economic risk of loss (as defined in Treasury Regulation Section 1.752-2(a)), to the extent such liabilities do not constitute partner nonrecourse debt under Treasury Regulation Section 1.752-2 and (ii) reduced by all reasonably expected adjustments, allocations and distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
(g)    Interpretation. The foregoing provisions of this Section 4.02 are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Regulations cited above.
4.03.    Differing Tax Basis; Tax Allocation.
(a)    Except as otherwise provided in this Section 4.03, items of income, gain, loss and deduction of the Company to be allocated for income tax purposes shall be allocated among the Members on the same basis as the corresponding book items are allocated under Sections 4.01 and 4.02.
(b)    Depreciation and/or cost recovery deductions and gain or loss with respect to each item of property treated as contributed to the capital of the Company or revalued under Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members for federal income tax purposes in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, and for state income tax purposes in accordance with comparable provisions of the applicable law in the state in which the property is located and the regulations promulgated thereunder, so as to take into account the variation, if any, between the adjusted tax basis of such property and its book value (as determined for purposes of the maintenance of Capital Accounts in accordance with this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(g)). For purposes of this Agreement, the term "Code" means the Internal Revenue Code of 1986, as heretofore and hereafter amended form time to time (and/or any corresponding provision of any superseding revenue laws).
ARTICLE V
DISTRIBUTION OF CASH FLOW
5.01.    Distribution of Net Cash. The determination of whether there is sufficient Net Cash so that distributions may be made to the Members in accordance with this Agreement

(including, without limitation, pursuant to this Article V) shall be in the reasonable discretion of KBS, taking into account the reasonable business needs of the Company. Prior to the removal of the JV Member as Managing Member for Cause pursuant to Section 2.06(d) above or the removal of the JV Member as Managing Member without Cause pursuant to Section 2.06(g) above, Net Cash shall be determined and distributed quarterly (or at such other times as are determined in the reasonable discretion of KBS, taking into account the reasonable business needs of the Company) in the following order of priority:
(h)    First, 100% to the Members, pari passu in proportion to their Percentage Interests ("Pari Passu"), until KBS has received an IRR Return of 12% and an Equity Multiple of 1.4;
(i)    Second, after KBS has received a IRR Return of 12% and an Equity Multiple of 1.4, and until distributions under this Section 5.01 have resulted in KBS having received an IRR Return of 17%, (i) 80% to KBS, and (ii) 20% to JV Member;
(j)    Third, after KBS has received an IRR Return of 17% and until distributions under this Section 5.01 have resulted in KBS receiving a IRR Return of 20%, (i) 70% to KBS, and (ii) 30% to JV Member; and
(k)    Fourth, after KBS has received a IRR Return of 20%, any distributions under this Section 5.01 thereafter shall be paid (i) 60% to KBS, and (ii) 40% to JV Member.
5.02.    Distribution of Net Cash After Removal of JV Member as Managing Member .
(a)    Effect of Removal For Cause - Loss of Promote. After the removal of JV Member as Managing Member for Cause pursuant to Section 2.06(d) of this Agreement, KBS shall determine on a quarterly basis whether there is sufficient Net Cash so that distributions may be distributed quarterly (or at such other times as are determined in the reasonable discretion of KBS, taking into account the reasonable business needs of the Company) to the Members in accordance with their Percentage Interests.
(b)    Effect of Removal Without Cause – Payment of Adjusted Promote. After the removal of JV Member as Managing Member without Cause pursuant to Section 2.06(g) of this Agreement, KBS shall determine in good faith on a quarterly basis whether there is sufficient Net Cash so that distributions may be distributed quarterly (or at such other times as are determined in the reasonable discretion of KBS, taking into account the reasonable business needs of the Company) to the Members in accordance with their Percentage Interests. In addition to any quarterly distributions of Net Cash pursuant to the prior sentence, KBS shall reasonably calculate any Net Cash from a sale, refinance or other recapitalization of the Property (a “Capital Event”) will be calculated pursuant to this Section 5.02(b) so that the adjusted “promote” that JV Member shall receive as a result of such Capital Event can be determined. In determining the adjusted Net Cash and the promote payable to JV Member resulting from such Capital Event, KBS shall apply the following factors:
(i)    for the period prior to the date on which the JV Member was removed as Managing Member without cause, the actual performance of the Property shall be used, as such actual performance would be reasonably adjusted for any Force Majeure Events (defined below) that may have occurred prior to such removal date and that materially and adversely affected such performance;

(ii)    for the period after the date on which the JV Member was removed as Managing Member without cause, the projected performance of the Property shall be used based on the pro-forma projections attached hereto as Exhibit C (the “Acquisition Pro Forma”). If, however, the Capital Event occurs after the term of the Acquisition Pro Forma, the Acquisition Pro Forma shall be extended at the same assumed inflation and growth rates used to develop the final year shown in the Acquisition Pro Forma; and

(iii)    the exit cap rate set forth in the Acquisition Pro Forma shall be used instead of the actual cap rate existing at the time of the Capital Event.

For purposes of this Section 5.02(b), the term “Force Majeure Events” shall mean acts of God, including but not limited to, hurricanes, floods, and general acts of nature, and strikes and lock outs, unavailability, shortages and delays in delivery of material or equipment, governmental action or inaction affecting the New Orleans marker generally, or similar event that is beyond the control of JV Member and the result of which have a substantial negative monetary effect on the Net Cash of the Property.  In case of any Force Majeure Event, KBS shall reasonably adjust the actual quarterly Net Cash payments that were distributed prior to the date the JV Member was removed as Managing Member without cause to estimate what would have been the performance of the Property during the effect of the Force Majeure Event for the sole purpose of determining the promote (and not the Net Cash distribution per se) under this Section 5.02(b) given a removal of the Managing Member without cause.

After using the foregoing factors to determine the amount of Net Cash from the sale of the Property and KBS’s IRR Return, such Net Cash would be distributed to the Members using the waterfall set forth in Section 5.01(a) through (d) above.

The Members acknowledge that their expectation is that the promote to be received by JV Member pursuant to this Section 5.02(b) will exceed the promote that would have been received by JV Member pursuant to the application of Section 5.01 alone. Notwithstanding anything to the contrary in this Agreement, the Members agree that should the promote received by JV Member pursuant to the application of this Section 5.02(b) result in a lesser promote that would have been received by JV Member pursuant to the application of Section 5.01 alone, then the provisions of Section 5.02(b) will prevail.

If JV Member disapproves of KBS’s determination of JV Member’s promote pursuant to this Section 5.02, JV Member shall deliver written notice of such objection to KBS within five (5) business days of JV Member’s receipt of such determination from KBS, which notice shall state with reasonable specificity the basis for JV Member’s objection, and thereafter the Members shall attempt to resolve such objection for a period of up to twenty (20) days before resorting to legal action. JV Member’s failure to deliver written obligation to KBS’s determination of JV Member’s promote pursuant to this Section 5.02, shall be deemed to be JV Member’s approval thereof.

5.03.    Limitation on Distributions. Notwithstanding any other provision contained in this Agreement, the Company shall not make any distributions of Net Cash (or other proceeds) to any Member if such distribution would violate the Act or other applicable law.
5.04.    In-Kind Distribution. Subject to Section 10.06, assets of the Company (other than cash) shall not be distributed in kind to the Members without approval of KBS. In the event of any distribution of real property in kind, each Member hereby waives any right of partition in respect thereof.
5.05.    Tax Distributions. Unless this provision is waived by KBS, to the fullest extent possible consistent with the distribution provisions of this Article V, the Managing Member shall use best efforts to cause the Company to distribute cash to KBS by the end of each fiscal year in an amount not less than 100% of the taxable income (including any net capital gain) allocated, directly or indirectly, to KBS for federal income tax purposes for each such fiscal year so that KBS or any owner of KBS that is a REIT may satisfy the requirements of Section 857(a)(1) of the Code for its taxable year with respect to the income and gain allocated to that owner from KBS for the taxable year, and otherwise distribute 100% of its taxable income and net capital gain. In addition, Managing Member shall have the right to cause Company to distribute cash to the Members in an amount sufficient to cover each Member’s reasonably estimated income tax liability arising from taxable income of the Company allocated to each such Member. Any cash distributed to a Member under this Section 5.05 shall be applied against and reduce the next distributions of Net Cash that would otherwise be made to the Member under Section 5.01 or Section 5.02(a) or (b) (as may apply), as if the cash distributed under this Section 5.05 were actually distributed under Section 5.01 or Section 5.02(a) or (b) (as may apply).
ARTICLE VI
RESTRICTIONS ON TRANSFERS OF COMPANY INTERESTS
6.01.    Limitations on Transfer. Except as set forth in Section 6.02 below, no Member shall be entitled to sell, exchange, assign, transfer or otherwise dispose of, or pledge, hypothecate, encumber or otherwise grant a security interest in, directly or indirectly (collectively, a “Transfer”), all or any part of such Member’s Interest, without the prior written consent of the non-transferring Members (which consent may be withheld in such Member’s sole and absolute discretion). Any attempted Transfer in violation of the restrictions set forth in this Article VI shall be null and void ab initio and of no force or effect. Each Member shall indemnify, defend and hold the other Members and the Company harmless from and against any and all costs, expenses and losses associated with any Transfer (including any Permitted Transfer), including without limitation any transfer taxes and any increase in real estate or other taxes incurred as a result of such transfer.
6.02.    Permitted Transfers. Any Member and/or any direct or indirect constituent owner of any Member may transfer all or any portion of such Member’s Interest and/or such constituent owner’s direct or indirect ownership interest in such Member as follows (each a “Permitted Transfer”) to a person or entity described below (a “Permitted Transferee”) without complying with the provisions of Section 6.01:

(a)    Transfer Between Members. Notwithstanding anything provided to the contrary in this Article VI or elsewhere in the Agreement, any Member may sell, assign or otherwise transfer all or any part of its Interest to any other Member on such terms as are agreed to by both Members.
(b)    KBS Indirect Transfers. Notwithstanding anything stated to the contrary in this Article VI or elsewhere in the Agreement, any Transfer of equity interests or other interests in KBS, or in any of the direct or indirect owners of KBS (including, without limitation, KBS SOR II Acquisition II, LLC, KBS SOR US Properties II LLC, KBS Strategic Opportunity Limited Partnership II or KBS Strategic Opportunity REIT II, Inc.) shall not be prohibited (and shall be expressly permitted) provided that KBS Strategic Opportunity REIT II, Inc. continues to own, either directly or indirectly, at least fifty-one percent (51%) of the ownership interests in KBS. All such transfers permitted pursuant to this Section 6.02(b) shall be at the sole cost and expense of KBS or a KBS Affiliate and none of the Managing Member, JV Member, the Company nor any Subsidiary or Affiliate of the Company shall bear any cost with respect thereto.
(c)    KBS Transfers. Notwithstanding anything provided to the contrary in this Article VI or elsewhere in the Agreement, KBS shall have the right to Transfer all of its Interest to a KBS Affiliate (defined below). A “KBS Affiliate” is any entity in which at least fifty-one percent (51%) of the ownership interests is owned, directly or indirectly, through one or more intermediaries, by KBS Strategic Opportunity REIT II, Inc. All such transfers permitted pursuant to this Section 6.02(c) shall be at the sole cost and expense of KBS or a KBS Affiliate and none of the Managing Member, JV Member, the Company nor any Subsidiary or Affiliate of the Company shall bear any cost with respect thereto
(d)    JV Member Transfers. Notwithstanding anything provided to the contrary in this Article VI or elsewhere in the Agreement, any direct or indirect constituent owner of JV Member may transfer all or any portion of such constituent owner’s direct or indirect ownership interest in JV Member so long as any one or more JV Member Principals or other Key Persons continues to directly or indirectly have the power to direct management decisions of the JV Member and Encore Enterprises, Inc. continues to own, directly or indirectly, at least fifty-one percent (51%) of the ownership interests in JV Member. All such transfers permitted pursuant to this Section 6.02(d) shall be at the sole cost and expense of JV Member and none of KBS, the Company nor any Subsidiary or Affiliate of the Company shall bear any cost with respect thereto.
In the event of any Permitted Transfer, any such Permitted Transferee shall receive and hold such Interest, such ownership interest or portion thereof subject to the terms of this Agreement and to the obligations hereunder of the transferor and there shall be no further transfer of such Interest, such ownership interest or portion thereof except to a person or entity to whom such Permitted Transferee could have transferred such Interest, such ownership interest or portion thereof in accordance with this Section 6.02 had such Permitted Transferee originally been a Member or a constituent owner of a Member as of the date hereof or otherwise in accordance with the terms of this Agreement. Notwithstanding any provision of this Agreement to the contrary, no Member and/or any direct or indirect constituent owner of any Member shall transfer all or any portion of such Member’s Interest or permit the transfer of any direct or indirect ownership interest in such Member if such transfer would be a default under the Loan or any Refinance.
6.03.    Admission of Substituted Members. If any Member transfers such Member’s Interest to a transferee in accordance with Sections 6.01 or 6.02, then such transferee shall only be entitled to be admitted into the Company as a substituted Member if (i) the Members approve such admission in writing and this Agreement is amended to reflect such admission; (ii) the non-transferring Member approves the form and content of the instrument of transfer; (iii) the transferor and transferee named therein execute and acknowledge such other instruments as the non-transferring Member may reasonably deem necessary to effectuate such admission; (iv) the transferee accepts and adopts in writing all of the terms and conditions of this Agreement, as the same may have been amended; (v) the transferor pays all reasonable expense (as the non-transferring Member may reasonably determine) incurred in connection with such admission, including, without limitation, legal fees and costs; and (vi) to the extent required the lender under the Loan or any Refinance has consented to such transfer. To the maximum extent permitted by applicable law, any transferee of an Interest who does not become a substituted Member shall have no right to require any information regarding or accounting for the Company’s transactions, to inspect the Company books, or to vote on any of the matters as to which a Member would be entitled to vote under this Agreement. Any such transferee shall only be entitled to share in such Net Profits and Net Losses, to receive such distributions, and to receive such allocations of income, gain, loss, deduction or credit or similar items to which the transferor was entitled, to the extent transferred. A Member that transfers such Member’s Interest pursuant to Section 6.02 shall not cease to be a Member of the Company until the admission of the transferee as a substituted Member in accordance with this Agreement and, except as provided in the preceding sentence, shall continue to be entitled to exercise, and shall continue to be subject to, all of the other rights, duties and obligations of such Member under this Agreement.
6.04.    Election; Allocations Between Transferor and Transferee. Upon the transfer of the Interest of any Member or the distribution of any property of the Company to a Member, the Company shall file, in the reasonable discretion of the Members, an election in accordance with applicable Treasury Regulations, to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code. Upon the transfer of all or any part of the Interest of a Member as hereinabove provided, Net Profits and Net Losses shall be allocated between the transferor and transferee on the basis of a computation method that is in conformity with the methods prescribed by Section 706 of the Code and Treasury Regulation Section 1.706-1(c)(2) and approved by the Members affected by the method.
6.05.    Waiver of Withdrawal and Purchase Rights. In accordance with the Act, each Member acknowledges and agrees that such Member may not voluntarily withdraw, resign or retire from the Company without the prior written consent of each other Member, which consent may be withheld in each such other Member’s sole and absolute discretion. Each Member further acknowledges and agrees that such Member shall not be entitled to receive the fair market value of such Member’s Interest in the Company pursuant to the Act.

ARTICLE VII
KBS’S RIGHT TO CAUSE SALE OF THE PROJECT
7.01.    KBS’s Right to Sell Project.
(a)    Sale Procedure. At any time after the second (2nd) anniversary of the date of this Agreement, KBS shall have the continuing right to solicit offers from third parties to sell the Project; provided that prior to soliciting any such offers KBS shall provide written notice to the Members (a “Sale Notice”) of its intent to solicit offers for the Project. The Sale Notice shall set forth the proposed sales price of the Project (the “Proposed Project Value”). For thirty (30) days following receipt of a Sale Notice, the JV Member may elect to purchase KBS’ Interest in the Company (a “Purchase Election”) in lieu of having the Project sold. If a Purchase Election is timely made, the purchase price for KBS’ Interest shall be the amount KBS would receive if the Project were to be sold for the Proposed Project Value and the proceeds distributed upon a liquidation of the Company had the Project been sold for the Proposed Project Value as provided in this Agreement. The closing of the purchase and sale of KBS’ Interest in the Company pursuant to such Purchase Election shall take place on a date agreed upon by KBS and JV Member, which date may not be later than ninety (90) days after the date of the Sale Notice (the “Purchase Closing Date”). Within ten (10) business days after the Purchase Election (a) JV Member shall deliver a non-refundable (but applicable to the purchase price) cash deposit (the “Member Deposit”) to KBS equal to two percent (2%) of the Proposed Project Value, and (b) KBS and JV Member shall enter into a membership interest purchase agreement (“Member Purchase Agreement”) containing such terms to which such parties may agree that are consistent with the provisions of this Section 7.01 and that provides for the transfer of KBS's Interest in the Company to JV Member free and clear of all liens, encumbrances and similar claims. KBS and JV Member shall use their good faith diligent efforts to execute the Member Purchase Agreement within ten (10) business days thereafter. Notwithstanding anything provided to the contrary herein, if the parties are unable to agree upon the Member Purchase Agreement within such ten (10) business day period, after good faith and diligent efforts to do so or JV Member fails to close the purchase of KBS’s interests on or before the Purchase Closing Date, KBS shall have the right to terminate the Member Purchase Agreement (if executed) and retain the Member Deposit as liquidated damages (whether or not the Member Purchase Agreement is executed), and the Member Purchase Agreement shall so provide, and thereafter, KBS shall have the right to cause the Company to sell the Project pursuant to this Section 7.01.
(b)    No Purchase Election. If a Purchase Election is not timely made, KBS shall have the right to retain brokers on behalf of the Company and to advertise the Project for sale. KBS shall keep Managing Member and JV Member informed of the progress of the sale of the Project. JV Member shall cooperate with KBS in connection with the sale of the Project and shall execute such documents as may be reasonably required to effectuate the sale of the Project; provided that Managing Member and JV Member shall not be exposed to any personal liability. JV Member hereby irrevocably constitutes and appoints KBS as its agent and attorney-in-fact, coupled with an interest, for the purpose of executing and delivering any documents required to be executed and delivered by KBS (in its capacity as a member in the Company) pursuant to this Section 7.01 in the event JV Member fails or refuses to execute the same upon the request of KBS. In the event that KBS fails to consummate a sale of the Project in accordance with the provisions hereof within one (1) year following JV Member’s failure to timely make a Purchase

Election, then KBS shall once again deliver a Sale Notice to JV Member prior to consummating or entering into any agreement for such a sale of the Project, and JV Member shall thereafter again have thirty (30) days to make a Purchase Election and the other provisions of Section 7.01(a) shall apply.
7.02    Liquidity Event - Buy/Sell.
(a)    At any time after the fourth (4th) anniversary of the date of this Agreement, the JV Member (the “Initiating Member”) shall have the continuing right to deliver written notice to KBS (the “Non-Initiating Member”) of its desire to liquidate its investment in the Company (the “Call Notice”) by either purchasing KBS’s entire Interest in the Company or KBS acquiring JV Member’s Interest in accordance with the provisions of this Section 7.02. Notwithstanding the foregoing, the JV Member shall not be permitted to send a Call Notice if KBS has previously sent a Sale Notice under Section 7.01 and the procedures of Section 7.01 remain in effect, including that KBS is authorized to sell the Project under Section 7.01 and the Company has retained a broker to advertise the sale of the Project. Upon the delivery of a Call Notice, the Members shall be required to comply with the terms of Section 7.02(b).
(b)    The Call Notice shall make reference to this Section 7.02(b) and shall state (i) the purchase price that the Initiating Member would be willing to pay for the purchase of all of the Company’s assets (the “Purchase Price”), (ii) that the Initiating Member thereby offers to purchase the Non-Initiating Member’s Interest in the Company for the Call Purchase Price (as defined in Section 7.02(c)), and (iii) a specified date for such purchase, which such date shall be not less than sixty (60) days and not more than one hundred twenty (120) days after the delivery of the Call Notice.
(c)    In the event that the Initiating Member delivers the Call Notice as aforesaid, the Non-Initiating Member shall, by delivery of written notice (the “Call Response Notice”) to the Initiating Member within thirty (30) days following the receipt of the Call Notice (time being of the essence) choose either to: (A) accept the Initiating Member’s offer to purchase the Non-Initiating Member’s interest in the Company for a sum equal to the amount that the Non-Initiating Member would be entitled to receive if the Company sold its assets at the Purchase Price, including the payment of all existing Company debts and liabilities and any prepayment penalties actually incurred (pursuant to the terms of any mortgage encumbering all or any portion of the assets without further negotiations with the holder of such mortgage) in connection with the exercise of the right contained in this Section 7.02 and distributed the net proceeds (i.e., net of reasonable and customary closing costs) to the Members in liquidation of the Company pursuant to Section 8.02 (the “Call Purchase Price”), on the date set forth in the Call Notice; or (B) purchase the Initiating Member’s Interest for the Initiating Member Call Purchase Price (as hereinafter defined), and on the date set forth in the Call Notice. Failure to deliver the Call Response Notice within said thirty (30) day period shall be deemed to constitute an acceptance by the Non-Initiating Member of the Initiating Member’s offer to purchase the Non-Initiating Member’s Interest for the Call Purchase Price, on the date set forth in the Call Notice. In the event the Non-Initiating Member shall choose to purchase the Initiating Member’s interest in the Company pursuant to the terms of this Section, the Initiating Member shall be obligated to sell its Interest to the Non-Initiating Member for the Initiating Member Call Purchase Price, on the date set forth in the Call Notice. For purposes of this Section, the term

“Initiating Member Call Purchase Price” shall mean a sum equal to the amount that Initiating Member would be entitled to receive if the Company of the Company sold its assets at the Purchase Price, including the payment of all existing Company debts and liabilities and any prepayment penalties actually incurred (pursuant to the terms of any mortgage encumbering all or any portion of the assets without further negotiations with the holder of such mortgage) in connection with the exercise of the right contained in this Section 7.02 and distributed the net proceeds (i.e., net of reasonable and customary closing costs) to the Members in liquidation fo the Company pursuant to Section 8.02. Once the Buy/Sell Purchaser (as hereinafter defined) is determined, the Buy/Sell Purchaser shall post a deposit in escrow with First American Title Insurance Company or Fidelity National Title Insurance Company (“Buy/Sell Escrow Agent”) a deposit equal to five percent (5%) of the Call Purchase Price or the Initiating Member Call Purchase Price, as applicable (the “Deposit”).
(d)    The closing of the purchase and sale of the Interests of the Company of the Member selling its Interests in the Company pursuant to the terms of this Section (the “Buy/Sell Seller”) shall be held on or before the date provided in the Call Notice, at the office of the Company, or at such other location as the parties shall find mutually agreeable. At the closing: (A) the Buy/Sell Seller shall receive, by wire transfer of immediately available federal funds to an account designated by the Buy/Sell Seller, an amount equal to the Call Purchase Price or the Initiating Member Call Purchase Price, as the case may be; (B) the Buy/Sell Seller shall deliver to the Member purchasing the Seller’s Interest (the “Buy/Sell Purchaser”) a duly executed and acknowledged instrument assigning to the Buy/Sell Purchaser the Buy/Sell Seller’s Interest, which assignment shall be accompanied by such other documents and instruments, including, without limitation, corporate resolutions, as may be reasonably requested by the Buy/Sell Purchaser and the Company in the exercise of their reasonable judgment or any other documents requested by any title company; (C) Buy/Sell Purchaser shall deliver to the Buy/Sell Seller a duly executed and acknowledged instrument assuming the Buy/Sell Seller’s Interest and releasing Buy/Sell Seller from all claims pertaining to the Interests or the Company other than claims for breach of the representations and warranties of Buy/Sell Seller described in the following sentence or a breach of any of the assignment documents executed by Buy/Sell Seller and delivered to Buy/Sell Purchaser in connection with the transfer contemplated in this Section; (D) on the effective date of such assignment, the Company shall deliver a release to the Buy/Sell Seller releasing the Buy/Sell Seller from all liabilities and obligations of the Company arising from and after the date of such assignment; and (E) the Company shall use good faith commercially reasonable efforts to cause the Buy/Sell Seller or its Affiliates to be released from any liabilities under any guaranties for the benefit of the Company executed by the Buy/Sell Seller or its Affiliates, and if the beneficiaries of any such guaranty will not agree to such a release, the Buy/Sell Purchaser (or if reasonably required by Buy/Sell Seller, a creditworthy Affiliate of Buy/Sell Purchaser) shall indemnify and hold harmless the Buy/Sell Seller or its Affiliates who are guarantors of such liabilities in a form reasonably acceptable to Buy/Sell Seller. Such assignment shall be free and clear of all liens and encumbrances, and the Buy/Sell Seller shall deliver a written representation and warranty to such effect at the closing, which representation and warranty shall survive for a period of six (6) months following the closing. Each Member shall pay its legal fees in connection with the conveyance of the Interest pursuant to this Section, and all other costs and expenses (including, without limitation, transfer taxes) shall be shared by the Members in accordance with their Interests. In the event that the Buy/Sell Purchaser defaults in its obligation to purchase the Buy/Sell Seller’s Interests pursuant to this

Section 7.02, the Deposit shall be forfeited by the Buy/Sell Purchaser. In the event that the Buy/Sell Seller defaults in its obligation to sell the Buy/Sell Seller’s Interests pursuant to this Section 7.02, the Buy/Sell Purchaser may elect either to avail itself of the remedy of specific performance or direct Buy/Sell Escrow Agent to return the Deposit to it.
ARTICLE VIII
DISSOLUTION AND WINDING UP OF THE COMPANY
8.01.    Events Causing Dissolution of the Company. Upon any Member’s bankruptcy, retirement, resignation, expulsion or other cessation to serve or the admission of any new member into the Company, the Company shall not dissolve, but the business of the Company shall continue without interruption and without any break in continuity. The Company shall be dissolved and its affairs wound up upon the first to occur of: (i) the expiration of the term of the Company unless such term has been extended by the Members; (ii) the sale, transfer or other disposition by the Company of all or substantially all of its assets and the collection by the Company of any and all Net Cash derived therefrom; (iii) the agreement of the Members to dissolve the Company; or (iv) the entry of a decree of judicial dissolution pursuant to the Act.
8.02.    Winding Up of the Company. Upon the Liquidation of the Company caused by other than the termination of the Company under Code Section 708(b)(1)(B) (in which latter case the Company shall remain in existence in accordance with the provisions of such Section of the Code), the Managing Member shall proceed to the winding up of the affairs of the Company. During such winding up process, the Net Profits, Net Losses and Net Cash distributions shall continue to be shared by the Members in accordance with this Agreement. The assets shall be liquidated as promptly as consistent with obtaining a fair value therefor, and the proceeds therefrom, to the extent available, shall be applied and distributed by the Company on or before the end of the taxable year of such Liquidation or, if later, within 90 days after such Liquidation, in the following order: (i) first, to creditors of the Company (including Members who are creditors in the order of priority as provided by law including, without limitation, any Members that have made Member Loans and Default Loans); (ii) second, to the setting up of any reserves which KBS determines, in its reasonable discretion, are necessary for any contingent, conditional or unmatured liabilities or obligations of the Company (which shall be distributed at such time as is determined in the reasonable discretion of KBS); and (iii) the balance, if any, to the Members in accordance with the distribution schedule of Section 5.01 or Section 5.02(a) or (b), as then applicable at the time of such Liquidation. Such distribution shall be made by the date specified in Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2). As used in this Agreement, the term "Liquidation" means (i) in respect to the Company the earlier of the date upon which the Company is terminated under Code Section 708(b)(1) or the date upon which the Company ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts and distributing any remaining balance to its Members), and (ii) in respect to a Member wherein the Company is not in Liquidation, means the liquidation of a Member’s interest in the Company under Treasury Regulation Section 1.761-1(d).
8.03.    Negative Capital Account Restoration. No Member shall have any obligation whatsoever upon the Liquidation of such Member’s Interest, the Liquidation of the Company or in any other event, to contribute all or any portion of any negative balance standing in such Member’s Capital Account to the Company, to each other Member or to any other person or entity.
ARTICLE IX
BOOKS AND RECORDS
9.01.    Books of Account and Bank Accounts. The fiscal year and taxable year of the Company shall be the year ending December 31. Managing Member shall: (i) maintain all of the books and records of the Company on an accrual basis in accordance with generally accepted accounting principles, consistently applied and (ii) provide operating reports and financial statements to the Members not less frequently than once each month summarizing the operating activities of the Company during the immediately preceding calendar month and on a year-to-date basis, any material deviations from the Business Plan or the Annual Budget during such preceding calendar month, and such other information as is reasonably requested by any Member as more fully detailed in the Hotel Management Agreement and/or the Franchise Agreement, all within fifteen (15) days after the end of such preceding calendar month. Such other information will include all information necessary in order for KBS to comply with its SEC and other statutory requirements including, but not limited to, its quarterly 10Q filings, annual audit and 10K filing, and SOX 404 assessment requirements. During normal business hours at the Project, on not less than three (3) business days prior notice, all of the following shall be made available for inspection and copying by all of the Members at their own expense for any purpose reasonably related to each such Member’s Interest in the Company: (i) all books and records relating to the business and financial condition of the Company, (ii) a current list of the name and last known business, residence or mailing address of each Member, (iii) a copy of this Agreement, the Certificate of Formation and all amendments thereto, together with executed copies of any written powers-of-attorney pursuant to which this Agreement, the Certificate of Formation and all amendments thereto have been executed, (iv) the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member to the capital of the Company and which each Member has agreed to contribute in the future, and (v) the date upon which each Member became a Member of the Company. Upon not less than seven (7) business days prior notice, Managing Member shall cooperate with any Member that requests, at such Member’s sole cost and expense, and not more than one (1) time in each calendar year, to conduct an independent audit of the Company.
9.02.    Tax Returns. Managing Member shall cause to be prepared and timely filed and distributed to each Member, at the expense of the Company (and prepared by an accounting firm approved pursuant to Section 2.02(y) above), all required federal and state Company tax returns, which shall be delivered to the Members by no later than March 31 each year; provided however, in the event that it is not possible for Managing Member to have such materials by said date using best efforts to meet the deadline, Managing Member shall: (i) notify the Members by March 15 that such materials will not be available, (ii) deliver estimated drafts of such information to the Members by March 31, and (iii) deliver all such information to the Members by June 30 of said year. Managing Member shall not file any tax return on behalf of the Company without the prior written approval of KBS; provided that if KBS shall not respond to a written request to approve a tax return within 15 days then KBS shall be deemed to have disapproved such tax return. Managing Member is hereby designated as the “tax matters partner”

of the Company as determined in accordance with the provisions of Section 6231(a)(7) of the Code and the Treasury Regulations promulgated thereunder.
The tax matters partner shall cause each Member to be a “notice partner” within the meaning of Code Section 6223. The tax matters partner shall inform each Member of all significant matters that come to its attention in its capacity as tax matters partner by giving notice thereof within five days after becoming aware thereof and, within that time, shall forward to each Member copies of all material written communications it may receive in that capacity. The tax matters partner shall not enter into any settlement or other agreement with any tax authority that purports to bind any Member without such Member’s prior written consent.
9.03.    KBS Specific Accounting Expenses. Notwithstanding anything to the contrary herein, the KBS Specific Accounting Expenses attributable to the Company or the Property Owner LLC shall be a KBS expense and shall not be an expense of the Company. As used in this Agreement, the term “KBS Specific Accounting Expenses” shall mean any and all internal and third-party costs, expenses and/or amounts incurred by the Company or the Property Owner LLC in connection with performing (1) any SOX 404 – Internal Controls (Business Processes and IT Systems) or other similar internal audit conducted by KBS to identify, document and test the business controls and IT systems for the Property, and (2) the Section 3-05 Audit.
ARTICLE X
MISCELLANEOUS
10.01.    Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be delivered or sent, as the case may be, by any of the following methods: (i) personal delivery, (ii) overnight commercial carrier, (iii) registered or certified mail, postage prepaid, return receipt requested, or (iv) email via PDF, telecopy or facsimile. Any such notice or other communication shall be deemed received and effective upon the date of acceptance or rejection of delivery. Any notice or other communication sent by email via PDF, cable, telex, or telecopy must be confirmed within 48 hours by letter mailed or delivered in accordance with the foregoing. Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or communication shall refer to the date such communication becomes effective under the terms of this Section 10.01. Any such notice or other communication so delivered shall be addressed to the party to be served at the address for such party set forth on Exhibit A attached hereto. Such addresses may be changed by giving written notice to the other parties in the manner set forth in this Section 10.01. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of notice or other communication sent.
10.02.    Construction of Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior or contemporaneous understanding, correspondence, negotiations or agreements between them respecting the within subject matter. No alteration, modification or interpretation hereof shall be binding unless in writing signed by all of the Members (and the KBS Credit Party and the JV Member Credit Party, as applicable, if such modification would affect such credit party's obligations under the Agreement). The Article and Section headings of this Agreement are used herein for reference purposes only and shall not govern, limit, or be used in construing this Agreement or any provision hereof. Any Exhibit attached hereto is incorporated herein by this reference and expressly made a part of this Agreement for all purposes. Time is of the essence of this Agreement. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, and all rights, duties, obligations and remedies shall be governed by the Act without regard to principles of conflict of laws. If any legal action is brought by any Member against any other Member that arises out of this Agreement, then the prevailing Member in such legal action shall be entitled to recover reasonable attorneys’ fees and costs. Subject to the restrictions set forth in Articles VI and VII, and Section 10.04, this Agreement shall inure to the benefit of and shall bind the parties hereto and their respective personal representatives, successors, and assigns. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Members and their respective successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement. Each of the Exhibits attached hereto is incorporated herein by this reference and expressly made a part of this Agreement for all purposes. References to any Exhibit made in this Agreement shall be deemed to include this reference and incorporation. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, but all of which shall constitute a single Agreement, binding on the parties hereto. Where the context so requires, the use of the neuter gender shall include the masculine and feminine genders, the masculine gender shall include the feminine and neuter genders, and the singular number shall include the plural and vice versa. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart. Every provision of this Agreement is intended to be severable. Each Member acknowledges that (i) each Member is of equal bargaining strength; and (ii) each Member has actively participated in the drafting, preparation and negotiation of this Agreement. The Recitals set forth at the beginning of this Agreement are a material part of this Agreement and are incorporated into this Agreement.
10.03.    Partnership Intended Solely for Tax Purposes. The Members have formed the Company as a Delaware limited liability company under the Act, and do not intend to form a corporation or a general or limited partnership under Delaware or any other state law. The Members do not intend to be shareholders and/or partners to one another or to any third party. The Members intend the Company to be classified and treated as a partnership solely for federal and state income taxation purposes. Each Member agrees to act consistently with the foregoing provisions of this Section 10.03 for all purposes, including, without limitation, for purposes of reporting the transactions contemplated herein to the Internal Revenue Service and all state and local taxing authorities.
10.04.    Investment Representations. Each Member agrees as follows with respect to investment representations:
(a)    Each Member understands:That the Interests in the Company evidenced by this Agreement have not been registered under the Securities Act of 1933, 15 U.S.C. § 15b et seq., or any state securities laws (collectively, the “Securities Acts”) because the Company is issuing Interests in the Company in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;
(i)    That the Company has relied upon the representation made by each Member that such Member’s Interest in the Company is to be held by such Member for investment; and
(ii)    That exemption from registration under the Securities Acts would not be available if any Interest in the Company was acquired by a Member with a view to distribution. Each Member agrees that the Company is under no obligation to register the Interests in the Company or to assist the Members in complying with any exemption from registration under the Securities Acts if the Member should at a later date wish to dispose of such Member’s Interest in the Company.
(b)    Each Member hereby represents to the Company that such Member is acquiring such Member’s Interest in the Company for such Member’s own account, for investment and not with a view to the resale or distribution of such Interest (except for any transfers made in accordance with the provisions of Article VI).Each Member recognizes that no public market exists with respect to the Interests and no representation has been made that such a public market will exist at a future date.
(c)    Each Member recognizes that no public market exists with respect to the Interests and no representation has been made that such a public market will exist at a future date.
(d)    Each Member hereby represents that such Member has not received any advertisement or general solicitation with respect to the sale of the Interests.
(e)    Each Member acknowledges that such Member has a preexisting personal or business relationship with the Company or its officers or principal Interest holders, or, by reason of such Member’s business or financial experience or the business or financial experience of such Member’s financial advisors (who are not affiliated with the Company), could be reasonably assumed to have the capacity to protect such Member’s own interest in connection with the purchase of such Member’s Interest. Each Member further acknowledges that such Member is familiar with the financial condition and prospects of the Company’s business, and has discussed with each other Member the current activities of the Company. Each Member believes that the Interests are securities of the kind such Member wishes to purchase and hold for investment, and that the nature and amount of the Interests to be acquired by such Member is consistent with such Member’s investment program.
(f)    Before acquiring any Interest in the Company, each Member has investigated the Company and its business and the Company has made available to each Member all information necessary for the Member to make an informed decision to acquire an Interest in the Company. Each Member considers itself to be a person possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member’s investment in the Company.
(g)    Each Member understands the meaning and consequences of the representations, warranties and covenants made by such Member set forth herein and that the

Company has relied upon such representations, warranties and covenants. Each Member hereby indemnifies, defends, protects and holds wholly free and harmless the Company and each other Member from and against any and all losses, damages, expenses or liabilities arising out of the breach and/or inaccuracy of any such representation, warranty and/or covenant. All representations, warranties and covenants contained herein and the indemnification contained in this Section 10.04(g) shall survive the execution of this Agreement, the formation of the Company, and the liquidation of the Company.
10.05.    Waiver of Conflict of Interest. The Company is not represented by separate counsel; provided, however, in connection with the formation of the Company and the drafting and negotiation of this Agreement, JV Member and the Company (and not KBS) have been represented by Cassin & Cassin LLP, Attention, Bret R. Salzer, and KBS (and not JV Member or the Company) has been represented by Sheppard Mullin Richter & Hampton LLP, Attention, Scott Morehouse. To the extent that the foregoing representation constitutes a conflict of interest, the Company and each Member hereby expressly waive any such conflict of interest. Upon creation of the Company, the Company shall only be represented by counsel in accordance with Section 2.02 above.

10.06.    Section 1031 Exchange. Subject to the provisions of this Section 10.06, each Member agrees to take any and all actions reasonably necessary to accommodate each other Member in effectuating a like-kind exchange pursuant to Section 1031 of the Code prior to the negotiation of or in connection with any proposed sale of all or any portion of the Project and any purchase and sale of a Member’s Interest pursuant to Article VII or otherwise including, without limitation, allowing any Member to cause the Company to make an in-kind distribution of a portion of the Project to such Member (and/or any Affiliate thereof). In furtherance of the foregoing, each Member hereby agrees to execute any and all deeds, documents and/or other instruments that may be required to distribute and vest an undivided interest in the Project in such Member and/or otherwise necessary to effect such Code Section 1031 exchange, provided that (i) the distribution and exchange of such portion of the Project does not reduce the cash proceeds that otherwise would be distributed to any non-exchanging Member from the sale of the Project; (ii) the distribution and exchange does not materially delay or otherwise adversely affect the closing of any such sale of the Project; (iii) the exchanging Member pays any and all additional costs, fees, and/or expenses, including, without limitation, attorneys’ fees and costs incurred as a result of the proposed distribution and exchange; and (iv) there is no additional loss, cost or damage incurred (or which may be incurred) by the Company or any non-exchanging Member as a direct consequence of the distribution and exchange. In addition, nothing contained herein shall obligate any Member to offer to any other Member any interest in any particular Code Section 1031 exchange structured by the exchanging Member.
10.07.    Outside Activities. During the term of this Agreement, neither Member nor any Affiliate of such Member shall own any direct interest in or manage all or part of any motel, hotel or other similar transient lodging property located within a five (5) mile radius of the Hotel without the other Member’s prior written consent, which may be withheld in such other Member’s sole and absolute discretion. Except as expressly provided in the prior sentence, any Member and its Affiliates may engage in and possess interests in business efforts and affairs of every type and description, including, without limitation, the ownership, operation, financing and management of real estate, interests in real estate or real estate-related securities, independently or with others, and neither the Company nor any Member shall by virtue of this Agreement or otherwise have any right, title or interest in or to such independent ventures. No Member shall have any obligations (fiduciary or otherwise) with respect to the Company or the other Members insofar as making other investment opportunities available to the Company or to the other Members. The Members may, notwithstanding the existence of this Agreement, engage in whatever activities they may choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or to the other Members. Neither this Agreement nor any activities undertaken pursuant hereto shall prevent a Member from engaging in such activities.
ARTICLE XI
REIT PROTECTION
11.01.    Certain Definitions. For the purposes of this Article XI, the following terms shall have the following meanings:
(a)    “KBS” shall mean KBS as defined in the recitals hereto and KBS Strategic Opportunity REIT II, Inc., a Maryland corporation that has elected to be taxable for federal income tax purposes as a real estate investment trust under the Code (herein, a “REIT”); and/or any subsidiary or affiliate of KBS.
(b)    “REIT Prohibited Transactions” shall mean any action specified in Section 11.02.
11.02.    Prohibited Transactions. Notwithstanding anything to the contrary contained in this Agreement, during the time KBS is a Member of the Company, neither the Company nor the Managing Member nor any other Member of the Company, shall take any of the following actions (it being agreed that this Section 11.02 shall not be deemed violated by Managing Member to the extent that any such action is caused by KBS):
(a)    Entering into any lease or permitting any sublease that provides for rent based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any sublessor costs;
(b)    Leasing personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease, determined as set forth in Section 856(d)(1) of the Code;
(c)    Acquiring or holding debt (other than Member Loans, Default Loans and receivables in the ordinary course of business) unless (a) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (b) the debt is fully secured by mortgages on real property or on interests in real property;
(d)    Acquiring or holding more than 10% of the outstanding voting securities of any one issuer other than a corporation that has properly elected to be a “taxable REIT subsidiary” of KBS other than the Property Owner LLC;Acquiring or holding more than 10% of the total value of the outstanding securities (debt or equity) of any one issuer other than the Property Owner LLC;
(e)    Acquiring or holding more than 10% of the total value of the outstanding securities (debt or equity) of any one issuer other than the Property Owner LLC;
(f)    Making an election or taking any action that would cause the Company to be treated as (i) an entity that is not classified as a partnership for federal income tax purposes or (ii) a publicly traded partnership as defined in Section 7704 of the Code;
(g)    Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of the properties that are owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the properties are located where such services are either provided by (a) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company does not, directly or indirectly, derive revenue or (b) a taxable REIT subsidiary of KBS (as defined in Section 856(l) of the Code) who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Company’s tenants);
(h)    Holding cash of the Company for operations or distribution in any manner other than a traditional bank checking or savings account or a money market fund to the extent permitted by Revenue Ruling 2012-17; or
(i)    Entering into any agreement where income or gain, as applicable, received or accrued by the Company under such agreement, directly or indirectly, (a) does not qualify as “rents from real property” within the meaning of Section 856 of the Code, or (b) constitutes income or gain from a sale of property described in Section 1221(a)(1) of the Code other than a sale that would qualify under the Section 857(b)(6)(C) “safe harbor” with respect to KBS.
In connection with Managing Member’s obligations under this Section 11.02, in the event Managing Member is uncertain as to whether a proposed course of action would violate this Section 11.02, Managing Member shall have the right to engage appropriate tax counsel, at the Company’s expense, in respect thereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.
“JV MEMBER”

EH Q&C, LLC,
a Delaware limited liability company

By:	/s/ Glen Pedersen
Name:	Glen Pedersen
Title:	Authorized Signatory

Solely as to its express agreement in Sections 3.01 and 3.07:
"JV MEMBER CREDIT PARTY"
ENCORE HOSPITALITY, INC.,
a Delaware corporation

By:	/s/ Glen Pedersen
Name:	Glen Pedersen
Title:	President

“KBS”

KBS SOR II Q&C JV, LLC,
a Delaware limited liability company

By:    KBS SOR II ACQUISITION II, LLC,
a Delaware limited liability company,
its sole member

By:    KBS SOR US PROPERTIES II LLC,
a Delaware limited liability company,
its sole member

By:    KBS STRATEGIC OPPORTUNITY
LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member

By:    KBS STRATEGIC OPPORTUNITY
REIT II, INC.,
a Maryland corporation,
its sole general partner

By:	/s/ Jeff K. Waldvogel
Name:	Jeff K. Waldvogel
Title:	Chief Financial Officer

Solely as to its express agreement in Sections 3.01 and 3.07:
"KBS CREDIT PARTY"
KBS SOR US PROPERTIES II LLC,
a Delaware limited liability company

By:	KBS STRATEGIC OPPORTUNITY
LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member

By:	KBS STRATEGIC OPPORTUNITY
REIT II, INC.,
a Maryland corporation,
its sole general partner

By:	/s/ Jeff K. Waldvogel
Name:	Jeff K. Waldvogel
Title:	Chief Financial Officer

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:
Exhibit A	Names, Addresses, Percentage Interests, and Capital Contributions of the Members
Exhibit B	Organizational Chart

EXHIBIT A
NAMES, ADDRESSES, PERCENTAGE INTERESTS
AND CAPITAL CONTRIBUTIONS OF THE MEMBERS

Names and Addresses of the Members:	Percentage Interest	Capital Contribution
KBS SOR II Q&C JV, LLC 800 Newport Center Drive, Suite 700 Newport Beach, CA 92660	90%	$TBD
EH Q&C, LLC c/o Encore Enterprises, Inc. 5005 LBJ Freeway, Suite 1250 Dallas, Texas 75244	10%	$TBD

EXHIBIT B
ORGANIZATIONAL CHART
(Attached)

Q&C HOTEL
STRUCTURE

LIMITED LIABILITY COMPANY AGREEMENT OF KBS SOR II Q&C PROPERTY JV, LLC

THIS AGREEMENT HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. § 15b ET SEQ., AS AMENDED (THE “FEDERAL ACT”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT. IN ADDITION, THE ISSUANCE OF THIS SECURITY HAS NOT BEEN QUALIFIED UNDER THE DELAWARE SECURITIES ACT, OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE “STATE ACTS”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF THE STATE ACTS. IT IS UNLAWFUL TO CONSUMMATE A SALE OR OTHER TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN TO, OR TO RECEIVE ANY CONSIDERATION THEREFOR FROM, ANY PERSON OR ENTITY WITHOUT THE OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED SALE OR OTHER TRANSFER OF THIS SECURITY DOES NOT AFFECT THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND THAT SUCH PROPOSED SALE OR OTHER TRANSFER IS IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS. THE TRANSFER OF THIS SECURITY IS FURTHER RESTRICTED UNDER THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT GOVERNING THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE COMPANY.